Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO ATRECA, INC. IF PUBLICLY DISCLOSED.

Execution Version

COLLABORATION AND LICENSE AGREEMENT

by and between

XENCOR, INC.

and

ATRECA, INC.

Dated as of July 2, 2020

7.4	Antibody Exclusivity	53
7.5	Target Exclusivity.	53
7.6	Exceptions for Change of Control	55
ARTICLE 8 FINANCIAL TERMS		55
8.1	Net Profits/Losses Under a Joint Program	55
8.2	Payments Under a Unilateral Program.	56
8.3	Payments Under Out-Licensed Programs.	60
8.4	[*]	61
ARTICLE 9 ADDITIONAL PAYMENT PROVISIONS; RECORDS; AUDITS		62
9.1	Manner and Place of Payment	62
9.2	Taxes; Withholding.	62
9.3	Other Programs	63
9.4	Records and Audits for Development Costs and Other Payments.	63
9.5	Late Payments	64
ARTICLE 10 LICENSES; INTELLECTUAL PROPERTY		64
10.1	Licenses and Grants to Xencor and Atreca.	64
10.2	Retained Rights; No Implied Licenses	66
10.3	Insolvency	66
10.4	Ownership.	66
10.5	Prosecution and Maintenance of Xencor Patents and Atreca Patents	67
10.6	Prosecution and Maintenance of Joint Collaboration Patents.	68
10.7	Infringement or Misappropriation by Third Parties.	69
10.8	Defense and Settlement of Third Party Claims	71
10.9	Patent Extension	71
10.10	Trademarks	71
10.11	Upstream Licenses.	71
ARTICLE 11 CONFIDENTIALITY		72
11.1	Nondisclosure	72
11.2	Exceptions	72
11.3	Authorized Disclosure.	73
11.4	Terms of this Agreement	74
11.5	Securities Filings; Disclosure under Applicable Law	74
11.6	Publicity; Public Disclosures	75
11.7	Publications.	75
11.8	Use of Names	76
11.9	Relationship to Existing Agreements	76
ARTICLE 12 REPRESENTATIONS AND WARRANTIES; COVENANTS		77
12.1	Representations and Warranties of Both Parties	77
12.2	Representations, Warranties, and Covenants of Atreca	77
12.3	Representations, Warranties, and Covenants of Xencor	79
12.4	Disclaimer	81
12.5	Covenants of both Parties.	81

ARTICLE 13 INDEMNIFICATION; INSURANCE		82
13.1	Indemnification by Xencor	82
13.2	Indemnification by Atreca	83
13.3	Indemnification by the Responsible Party	83
13.4	Procedure	83
13.5	Insurance	84
13.6	LIMITATION OF LIABILITY	84
ARTICLE 14 TERM AND TERMINATION		85
14.1	Term; Expiration	85
14.2	Termination for Breach	85
14.3	Termination for Bankruptcy	85
14.4	Effects of Termination	85
14.5	Alternative Remedy to Termination of Joint Program	86
14.6	Survival	86
ARTICLE 15 MISCELLANEOUS		87
15.1	Severability	87
15.2	Notices	87
15.3	Force Majeure	88
15.4	Assignment	88
15.5	Acquisition by a Party	89
15.6	Subcontracting	89
15.7	Change of Control	89
15.8	Waivers and Modifications	89
15.9	Choice of Law	89
15.10	Dispute Resolution.	90
15.11	Relationship of the Parties	91
15.12	No Third Party Beneficiaries	91
15.13	Entire Agreement	91
15.14	Counterparts	91
15.15	Equitable Relief; Cumulative Remedies	92
15.16	Interpretation.	92
15.17	Further Assurances	93

LIST OF EXHIBITS AND SCHEDULES

●	Exhibit A (Profit & Loss Share)
●	Schedule 1.68 [*]
●	Schedule 1.94 (Research Plan)
●	Schedule 11.6 (Joint Press Release)
●	Schedule [*]

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of July 2, 2020 (the “Effective Date”) by and between Atreca, Inc. a Delaware corporation having an address at 500 Saginaw Drive, Redwood City, California 94063 (“Atreca”) and Xencor, Inc., a Delaware corporation having an address at 111 W Lemon Avenue, Monrovia, California 91016 (“Xencor”). Atreca and Xencor are each referred to herein by name or as a “Party”, or, collectively, as the “Parties”.

RECITALS

WHEREAS, Xencor has developed the Xencor Platform Technology, and possesses expertise in engineering multi-specific Antibodies and incorporating amino acid sequences into a biologic to enable the biologic to bind to one or more CD3 Targets;

WHEREAS, Atreca has developed the Atreca Platform Technology, and possesses expertise in generating or prioritizing antibodies or improvements to the polypeptide portion thereof, including its Immune Repertoire Capture technology;

WHEREAS, the Parties intend to conduct a discovery program using the Xencor Platform Technology and Atreca Platform Technology to generate and characterize Collaboration Bispecific Antibodies and Collaboration Targets for Development and Commercialization; and

WHEREAS, the Parties desire to grant to one another the applicable licenses to undertake the Research Program and other Programs.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1“Accounting Standards” means, with respect to a Party and its Affiliates, either (a) International Financial Reporting Standards (“IFRS”) or (b) United States generally accepted accounting principles (“GAAP”), in either case ((a) or (b)) that are used at the applicable time, and as consistently applied, by such Party or any of its Affiliates.

1.2“Active Ingredient” means any substance (whether chemical or biologic) or mixture of substances intended to be used in the manufacture of a drug (medicinal) product that, when used in the production of such drug, becomes an active ingredient of the drug product, and which such substance or mixture of substances is intended to furnish pharmacological activity or other direct effect in the treatment, prophylaxis or diagnosis of all human and non-human indications, including without limitation, all oncology indications.

1.3“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party, for so long as such Person controls, is controlled by or is under common control with a Party, and regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities or other voting interest of any Person (including attribution from related parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

1.4“Antibody” means a protein comprising an Fc region and at least one Fv Region.

1.5“Antibody Selection Criteria” means the selection criteria agreed upon by the Parties in writing for selecting Antibodies for inclusion in the Atreca Antibody Collection, as set forth in the Research Plan.

1.6“Applicable Law” or “Applicable Laws” means all applicable laws, statutes, rules, regulations, orders, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, including, to the extent applicable, GCP, GLP and GMP, as well as all applicable data protection and privacy laws, rules and regulations, including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act and the EU General Data Protection Regulation (2016/679).  For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof, shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, order, writ, judgment, injunction, decree, stipulation, ruling, or determination thereto.

1.7“Atreca Antibody” means a full-length antibody protein, or fragment or modified version thereof, comprising [*].

1.8“Atreca Antibody Collection” means the group of Atreca Antibodies selected by Atreca under this Agreement during the Research Term, based upon the Antibody Selection Criteria, to be made available for use in the creation of Collaboration Bispecific Antibodies under the Research Program, as described in Section 4.1.

1.9“Atreca Background IP” means all Atreca Background Know-How and Atreca Background Patents.

1.10“Atreca Background Know-How” means any and all Know-How that is Controlled by Atreca or its Affiliates on the Effective Date or that arises independently outside of this Agreement during the Term that is (a) necessary to research, develop, make, have made, import, use, offer to sell, sell or otherwise exploit any Atreca Antibody, Collaboration Bispecific

Antibody, Program Bispecific Antibody, Program Product, Collaboration Target (to the extent Available), or Atreca Platform Technology (to the extent used in the Research Program or incorporated into a Collaboration Bispecific Antibody), or (b) otherwise introduced into or used in the performance under this Agreement by or on behalf of Atreca or its Affiliates; but expressly excluding any Atreca Collaboration Know-How and Joint Collaboration Know-How.

1.11“Atreca Background Patents” means all Patents that are Controlled by Atreca or its Affiliates on the Effective Date or during the Term that solely Covers Atreca Background Know-How (but not any Collaboration Know-How).

1.12“Atreca Collaboration Antibody” means an Atreca Antibody included in the Atreca Antibody Collection.

1.13“Atreca IP” means the Atreca Background IP and Atreca’s right, title and interest in and to Collaboration IP.

1.14“Atreca Patent” means Atreca Background Patents and Atreca Collaboration Patents.

1.15“Atreca Platform Technology” means Atreca’s proprietary technologies, processes and methods of [*], and [*], including Atreca’s [*].

1.16“Available” means, with respect to a Party and a Collaboration Target, at the time of identification of such Collaboration Target, that (a) such Party has not entered into an agreement with a Third Party (i) granting rights to such Third Party to develop, manufacture or commercialize Antibodies or products or compounds that comprise or incorporate Antibodies directed to such Collaboration Target, including under any Excluded Third Party Agreement, or (ii) that would be breached by proceeding with such Collaboration Target under this Agreement, (b) such Party has not received a notice from a Third Party electing to include such Collaboration Target under an Excluded Third Party Agreement, and (c) such Party does not have an existing Internal Program directed to such Collaboration Target.

1.17“Background IP” means, individually or collectively, the Xencor Background IP and/or Atreca Background IP.

1.18“Baseline Quarter Net Sales” means, on a country-by-country and Program Product-by-Program Product basis, the average cumulative Net Sales of such Program Product in such country during the [*] that immediately precede the Calendar Quarter during which a Biosimilar Product with respect to such Program Product is first commercially sold in such country.  For example, if a Biosimilar Product with respect to a given Program Product is commercially sold in the U.S. for the first time on [*], then the Baseline Quarter Net Sales with respect to such Program Product in the U.S. are the cumulative Net Sales of such Program Product in the U.S. during the [*].

1.19“[*]” means [*].

1.20“Biosimilar Product” means, with respect to a Unilateral Product and on a country-by-country basis, a product that (a) is marketed for sale in such country by a Third Party (not licensed, supplied or otherwise permitted by a Party or its Affiliates or Sublicensees), (b) is approved based on a showing that it is highly similar to the corresponding Unilateral Bispecific Antibody as an active pharmaceutical ingredient in such country with no clinically meaningful differences in terms of purity, safety and efficacy, and (c) is approved as a “Biosimilar Biologic Product” under Title VII, Subtitle A Biologics Price Competition and Innovation Act of 2009, 42 U.S.C. § 262, Section 351 of the PHSA, or, outside the United States, in accordance with European Directive 2001/83/EC on the Community Code for medicinal products (Article 10(4) and Section 4, Part II of Annex I) and European Regulation EEC/2309/93 establishing the community procedures for the authorization and evaluation of medicinal products, each as amended, and together with all associated guidance, and any counterparts thereof or equivalent process inside or outside of the United States or EU to the foregoing.

1.21“Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in California.

1.22“Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June, September, or December, respectively; provided that the final Calendar Quarter shall end on the last day of the Term.

1.23“Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that the final Calendar Year shall end on the last day of the Term.

1.24“CD3 Engager Technology” means technology relating to [*] that are primarily designed to [*].

1.25 “CD3 Target” means a [*] including any of the following [*].

1.26“Change of Control” in respect of a Person (an “Acquired Person”) shall be deemed to have occurred upon any of the following occurring after the Effective Date: (a) any Person or group of Persons that is not an Affiliate of such Acquired Person becomes the beneficial owner (directly or indirectly) of fifty percent (50%) or more of the voting shares of the Acquired Person; (b) such Acquired Person consolidates with or merges into or with another Person that is not an Affiliate of such Acquired Person pursuant to a transaction in which fifty percent (50%) or more of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such

Acquired Person immediately preceding such consolidation or merger; or (c) the Acquired Person sells or transfers to another Person that is not an Affiliate of such Acquired Person all or substantially all of its assets.

1.27“Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed, or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product. Without limiting the foregoing, Clinical Trial includes any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or Pivotal Study.

1.28“Collaboration Bispecific Antibody” means an Antibody comprising [*] from Atreca Collaboration Antibodies [*] in combination with Xencor’s CD3 Engager Technology.

1.29“Collaboration IP” means, collectively:

(a)“Collaboration Know-How” which means any and all Know-How that is created, conceived, discovered, generated, invented, made or reduced to practice, in each case by or on behalf of a Party or any of its Affiliates, solely or jointly with the other Party and/or a Third Party, pursuant to the conduct of activities under the Interim MTA or this Agreement.

(b)“Collaboration Patents” which means any Patents Controlled by a Party or its Affiliates that Cover any Collaboration Know-How.

1.30“Collaboration Target” means the Target, other than a CD3 Target, to which a Collaboration Bispecific Antibody, Program Bispecific Antibody, or Program Product, as applicable, binds to.

1.31“Combination Product” means any product that comprises a Program Product sold in conjunction with another Active Ingredient that is not a Program Product, where such product is either (a) priced and sold in a single package containing such multiple products, or (b) packaged separately but sold together for a single price.

1.32“Commercialization” means any and all activities directed to the commercialization of a product, including commercial manufacturing (including Manufacturing) and commercial supply of a product, marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering and commercially selling such product, importing, exporting and transporting such product for commercial sale, and seeking of pricing and reimbursement of a product (if applicable), whether before or after Regulatory Approval has been obtained (including making, having made, using, importing, selling and offering for sale such product), as well as all regulatory compliance with respect to the foregoing. For clarity, “Commercialization” does not include any Clinical Trial commenced after Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.

1.33“Commercially Reasonable Efforts” means, with respect to a Party and an obligation to conduct a particular activity pertaining to the research, Development or Commercialization obligations hereunder, that level of efforts and resources reasonably required to carry out such obligation consistent with the efforts commonly used by [*] with respect to a biopharmaceutical product which is of similar market potential and at a similar stage in its Development or product life. To the extent that [*].

1.34“[*]” means [*].

1.35 “Confidential Information” means, with respect to a Party, all confidential or proprietary information and materials, including Know-How, marketing plans, strategies, and customer lists, in each case, that are disclosed by or on behalf of such Party to the other Party pursuant to this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the Disclosing Party in oral, written, visual, graphic or electronic form.

1.36“Control”, “Controls” or “Controlled” means, with respect to any intellectual property (including Patents and Know-How) or Confidential Information, the ability of a Party or its Affiliates, as applicable, (whether through ownership or license (other than a license granted in this Agreement)) to grant to the other Party the licenses or sublicenses as provided herein, or to otherwise disclose such intellectual property or Confidential Information to the other Party, without violating the terms of any then-existing agreement with any Third Party at the time such Party or its Affiliates, as applicable, would be required hereunder to grant the other Party such license or sublicenses as provided herein or to otherwise disclose such intellectual property or Confidential Information to the other Party.

1.37“Cover” means, with respect to a product and a Patent, that, in the absence of a (sub)license under, or ownership of, such Patent, the making, using, importing, offering for sale, selling or exporting of such product with respect to a given country would infringe, or contribute to or induce the infringement of, a Valid Claim of such Patent (whether such Patent is a composition of matter, method of use or process Patent) or with respect to a patent application, any claim of such patent application as if it were contained in an issued patent.  Cognates of the word “Cover” shall have correlative meanings.

1.38“Development” means (a) research activities (including drug discovery, identification or synthesis) with respect to a product, including derivatization and other modification of a product or any component thereof, and (b) preclinical and clinical drug development activities, and other development activities, with respect to a product, including test method development and stability testing, toxicology, formulation, process development, qualification and validation, manufacture scale-up, development-stage manufacturing (including Manufacturing), quality assurance/quality control, clinical trials (including Clinical Trials and other studies commenced after Regulatory Approval), statistical analysis and report writing, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining, maintaining or expanding a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.39“Dollars” or “$” means the legal tender of the United States.

1.40“EEA” means all countries officially recognized as member states of the European Economic Area at any particular time.

1.41“EU” means all countries officially recognized as member states of the European Union at any particular time, including the United Kingdom regardless of whether it ceases to remain within the European Union.

1.42“EU Major Market” means France, Germany, Italy, Spain, and the United Kingdom.

1.43“Evaluated Bispecific Antibody” means a Collaboration Bispecific Antibody which has been determined by the JRC to have achieved the Evaluation Criteria, as described in Section 4.1.3.

1.44“Evaluation Criteria” means the criteria established and agreed upon by the JRC and set forth in the Research Plan for determining if a Collaboration Bispecific Antibody under a Research Program has sufficient developmental potential and qualities for further optimization and Development, as such criteria may be amended from time to time by the JRC by mutual written consent of the Parties.

1.45“Excluded Target” means a Collaboration Target that is not Available.

1.46“Excluded Third Party Agreement” means, on a Collaboration Target-by-Collaboration Target basis, a written agreement between a Party and a Third Party that (a) is entered into [*], and (b) grants to such Third Party [*].

1.47“Executive Officers” means Xencor’s [*] and Atreca’s [*].

1.48“Field” means the use of therapeutics in the treatment, prophylaxis or diagnosis of all human and non-human indications, including without limitation, all oncology indications.

1.49“First Commercial Sale” means, on a Unilateral Product-by-Unilateral Product and country-by-country basis, the first sale of such Unilateral Product by the Unilateral Party or any of its Affiliates to a Third Party for use or consumption in such country after Regulatory Approval has been granted with respect to such Unilateral Product in such country; provided, that “First Commercial Sale” shall not include any sale (a) by the Unilateral Party to an Affiliate or Sublicensee, or (b) sale, disposal or use of a Unilateral Product for marketing, regulatory, development or charitable purposes, such as Clinical Trials, pre-clinical trials, compassionate use, named patient use, or indigent patient programs, without consideration.

1.50“FTE” means the number of full-time-equivalent person-years (each consisting of a total of [*]) of scientific, technical, regulatory, marketing or managerial work by each Party’s personnel on or directly related to the applicable activity conducted hereunder.

1.51“FTE Cost” means the amount obtained by multiplying (a) the number of FTEs by (b) [*], increased or decreased annually by the percentage increase or decrease in the CPI as of December 31 of the then most recently ended Calendar Year over the level of the CPI on December 31, 2019 (i.e., the first such increase or decrease would occur on January 1, 2021).

1.52“Fv Region” means an antigen binding domain of an Antibody containing a variable heavy region and a variable light region.  For clarity, Fv Regions can be scFv domains or be contained within Fab domains, each on a different polypeptide sequence.

1.53“Good Clinical Practices” or “GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including (a) in the United States, Good Clinical Practices established through FDA guidances, and (b) outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).

1.54“Good Laboratory Practices” or “GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including (a) in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, and (b) outside of the United States, the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities.

1.55“Good Manufacturing Practices” or “GMP” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, as applicable, (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211, (b)

all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, and (c) all equivalent Applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable compound or pharmaceutical product, as applicable.

1.56“Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), (c) multinational governmental organization or body or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.57“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in humans in any other country or group of countries (such as a Clinical Trial Application in the EU).

1.58“Infringement Action” means, with respect to the Infringement of any Patent, any action, suit or proceeding with respect to such Infringement, including defending against counterclaims or associated challenges against validity, patentability or enforceability of such Patent.

1.59“Interim MTA” means that certain Mutual Materials Transfer Agreement by and between the Parties [*].

1.60 “Internal Program” means, with respect to a Target and a Party, a research and development program pursuant to which such Party has created or tested an Fv Region that binds such Target and for which such Party has, at a minimum, performed in vitro activity testing on such Antibody comprising such Fv Region.

1.61“Joint Bispecific Antibody” means, with respect to a Joint Program, an Evaluated Bispecific Antibody and optimized or modified versions thereof, including an Optimized Bispecific Antibody and/or Joint Clinical Candidate.

1.62“Joint Clinical Candidate” means, with respect to a given Joint Program, an Optimized Bispecific Antibody that satisfies the Joint Clinical Candidate Criteria, as described in Section 5.2.2.

1.63“Joint Clinical Candidate Criteria” means the criteria to be agreed upon by the JSC under a Joint Program for determining if Optimized Bispecific Antibodies under such Joint Program have sufficient potential and qualities (a) to be used for IND-enabling studies, and (b) to advance for further Development, as such criteria may be amended from time to time by the JSC.

1.64“Joint Commercialization Costs” has the meaning set forth in Exhibit A.

1.65“Joint Development Costs” means all costs incurred by a Party with respect to optimization and/or Development of a Joint Product in accordance with the Joint Optimization Plan and Joint Development Plan, including:

(a)Direct out-of-pocket costs paid to Third Parties that are specifically attributable to the Development of the Joint Product including but not limited to:

[*]; and

(b)FTE Costs of a Party’s internal scientific, medical, technical, regulatory or managerial personnel necessary to conduct, manage and oversee Development activities.

1.66“Joint Product” means any product comprising a Joint Bispecific Antibody.

1.67“Joint Program Opt-Out Trigger” means, on a Joint Program-by-Joint Program basis, [*].

1.68“[*]” means [*] set forth in Schedule 1.68.

1.69“Know-How” means all proprietary (a) information, techniques, technology, practices, trade secrets, inventions, methods (including methods of use or administration or dosing), knowledge, data, results, software and algorithms, including pharmacological, toxicological and clinical test data and results, compositions of matter, chemical structures and formulations, sequences, processes, formulae, techniques, research data, reports, standard operating procedures, batch records, manufacturing data, analytical and quality control data, analytical methods (including applicable reference standards), assays and research tools, in each case, whether patentable or not; and (b) tangible manifestations thereof, including any and all of the foregoing relating to Materials.

1.70“Manufacture” means all activities related to the manufacturing of a product or any component or ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing scale-up whether before or after Regulatory Approval, manufacturing any product in bulk or finished form for Development or Commercialization (as applicable), including filling and finishing, packaging, labeling, shipping and holding, in-process and finished product testing, release of a product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of a product, and regulatory activities related to any of the foregoing.

1.71“Marketing Authorization Application” or “MAA” means a marketing authorization application, biologics license application (BLA) or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, to obtain marketing approval for a product, in a country or in a group of countries, including pricing or reimbursement approvals solely to the extent legally required.

1.72“Net Sales” means, with respect to a Program Product, the gross amount invoiced for sales of a Program Product by a Selling Party to Third Parties, less the following deductions from such gross amounts to the extent attributable to such Program Product and to the extent actually incurred, allowed, accrued or specifically allocated:

[*];

[*];

all as determined in accordance with IFRS on a basis consistent with the Selling Party’s annual audited financial statements.

Net Sales shall not include sales to Affiliates or contractors engaged by the Selling Party to Develop, Manufacture, or Commercialize the Program Product, solely to the extent that such Affiliate or contractor purchasing the Program Product resells such Program Product to a Third Party.  However, subsequent sales of Program Product by such Affiliates, Sublicensees or contractors of the Selling Party to a Third Party shall be included in the Net Sales when sold in the market for end-user use.

Further, any use, supply or provision of Program Product by a Selling Party at no cost (i) in connection with patient assistance programs, (ii) for charitable or promotional purposes, (iii) for preclinical, clinical, regulatory or governmental purposes, or compassionate use or other similar programs, or (iv) for tests or studies reasonably necessary to comply with any Applicable Law, regulation or request by a Regulatory Authority shall not be included in Net Sales of Program Product.  Sale or transfer of Program Products between a Party and its Affiliate shall not result in any Net Sales, in which case Net Sales shall be based only on any subsequent sales or dispositions to a Third Party; provided that such a Party and its Affiliates are not an end user.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions).

In the event that Program Product is sold as part of a financial bundle with other products or included in financial package deals to customers, and in such case, the price of Program Product relevant for the calculation of Net Sales will be [*].

For Net Sales of a Combination Product, the Net Sales applicable to such Combination Product in a country will be determined by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where [*]

[*].  If A or B cannot be determined because values for such Program Product or such other products with which such Program Product is combined are not available separately in a particular country, then the Parties shall discuss an appropriate allocation for the fair market value of such Program Product and such other products with which such Program Product is combined to mutually determine Net Sales for the relevant transactions [*].

1.73“Opt-In Term” means, with respect to a given Evaluated Bispecific Antibody, the period beginning on the date on which [*] of the achievement of the Evaluation Criteria by such Evaluated Bispecific Antibody and ending [*] thereafter.

1.74“Out-License” means a grant to a Third Party of a license and/or sublicense (as the case may be) to Develop and/or Commercialize Evaluated Bispecific Antibodies, Program Bispecific Antibodies and Program Products, as applicable, in the Field, either in the Territory or in select countries.

1.75“Out-License Agreement” means a written agreement between a Third Party and Xencor or Atreca, as applicable, that includes an Out-License of applicable rights of the Parties.

1.76“Patents” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, and reexaminations, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of any of the foregoing.

1.77“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.78“Personal Data” means any information relating to an identified or identifiable individual or otherwise as defined under Applicable Laws.

1.79“Phase 1 Clinical Trial” means a Clinical Trial which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.80“Phase 2 Clinical Trial” means a Clinical Trial for which a primary endpoint is a preliminary determination of efficacy in patients with the disease being studied, as more fully defined in 21 C.F.R. § 312.21(b) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.81“Phase 3 Clinical Trial” means a Clinical Trial that is performed after preliminary evidence suggesting effectiveness of a product has been obtained, and is intended to demonstrate or confirm the therapeutic benefit of such product and to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such product and to provide support for filing for Regulatory Approval and for such product’s labeling and summary of product characteristics, as more fully defined in 21 C.F.R. § 312.21(c) or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.82“Pivotal Study” means a Clinical Trial that is a registration trial sufficient for submitting an application for Regulatory Approval for such product in the United States or the European Union, as evidenced by (a) an agreement with or statement from the FDA or the EMA on a Special Protocol Assessment or equivalent, or (b) other guidance or minutes issued by the FDA or EMA, for such registration trial.

1.83“Program” means, individually or collectively, a Joint Program and/or a Unilateral Program, in each case, whether or not Out-Licensed.

1.84“Program Bispecific Antibody” means, individually or collectively, a Joint Bispecific Antibody and/or Unilateral Bispecific Antibody.

1.85“Program Product” means, individually or collectively, a Joint Product and/or Unilateral Product.

1.86“Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues and appeals with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes review, re-examinations, derivations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

1.87“Publication” means, with regard to public, external, or Third Party disclosure that pertains to a Collaboration Target, Collaboration Bispecific Antibody, Program Bispecific Antibody, or Program Product or the use of a Collaboration Target, Collaboration Bispecific Antibody, Program Bispecific Antibody, or Program Product, any (a) publication in a journal or periodical, (b) abstract to be presented to any audience, (c) presentation at any conference, including slides and texts of oral or other public presentations, or (d) other oral, written or electronic disclosure.

1.88“Recoveries” has the meaning set forth in Exhibit A.

1.89“Regulatory Approval” means all approvals, licenses and authorizations of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular indication in a country or region (including separate pricing or reimbursement approvals, even if not legally required to sell product in a country), and including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such indication.

1.90“Regulatory Authority” means any national or supranational Governmental Authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European Medicines Agency (and any successor entity thereto) (the “EMA”) in the EU and the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them) as the case may be in Japan, or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for regulating the Development and Commercialization of, and the granting of Regulatory Approval for, medical product, as applicable, in such country or region.

1.91“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Unilateral Product in a country or jurisdiction in the Territory, other than a Patent (potentially including new clinical data exclusivity, orphan drug exclusivity, pediatric exclusivity, or rights similar thereto in other countries or jurisdictions), in each case, that confers exclusive rights to the Unilateral Party or its Affiliates, as applicable to market such Unilateral Product in such country or jurisdiction.

1.92“Regulatory Materials” means the regulatory registrations, applications, authorizations and approvals (including approvals of MAAs, supplements and amendments, pre- and post-approvals, pricing and reimbursement approvals, and labeling approvals), Regulatory Approvals and other submissions made to or with any Regulatory Authority for research, development (including the conduct of clinical trials), manufacture, or commercialization of a product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each MAA, including all Drug Master Files (DMFs) (if any), INDs and supplemental biologics license applications (sBLAs) and foreign equivalents of any of the foregoing.

1.93“Research Budget” means the budget for the Parties to undertake the Research Plan.

1.94“Research Plan” means the plan of research set forth in Schedule 1.94, including the Research Budget, as such plan may be amended from time to time by the JRC.

1.95“Royalty Term” means, on a Unilateral Product-by-Unilateral Product and country-by-country basis, the period of time commencing on the First Commercial Sale of such Unilateral Product in such country of sale and expiring upon the latest of (a) the first date on which there is no Valid Claim of a Patent within any of the Xencor Background Patents, Atreca Background Patents, or Collaboration Patents, in each case, that Covers such Unilateral Product in such country of sale, (b) the last to expire Regulatory Exclusivity period for such Unilateral Product in such country, and (c) the ten (10)-year anniversary of the date of First Commercial Sale of such Unilateral Product in such country of sale.

1.96“Selling Party” means, (a) with respect to a Joint Program, the Lead Party or its Affiliates, and (b) with respect to a Unilateral Program, the Unilateral Party or its Affiliates, but in each case of (a) and (b), specifically excluding Sublicensees and distributors.

1.97“[*]” means [*].

1.98“Sublicense Income” means and includes all consideration that a Party receives from a Sublicensee for an Out-License of any rights hereunder relating to the applicable Program, including [*].  To the extent a Party receives any non-cash consideration, including equity, under or in connection with such Out-License which would be considered “Sublicense Income”, then the fair market value of such non-cash consideration shall be as reasonably determined by the Parties and shall be treated as “Sublicense Income”.  Notwithstanding the foregoing, Sublicense Income specifically excludes: [*].

1.99“Sublicensee” means a Third Party that is granted a license or sublicense to Commercialize (and optionally, Develop) any Program Product pursuant to an Out-License.

1.100“Target” means a specific [*] that is bound by [*].

1.101“Territory” means worldwide.

1.102“Third Party” means any Person other than Xencor or Atreca that is not an Affiliate of Xencor or Atreca.

1.103“Third Party Claim” means any and all suits, claims, actions, proceedings or demands brought by a Third Party against a Party (or the Xencor Indemnitees, Atreca Indemnitees, or Other Party Indemnitees, as applicable).

1.104“Third Party Damages” means all losses, costs, taxes (including penalties and interest), claims, damages, judgments, liabilities and expenses payable to a Third Party by a Party (or the Xencor Indemnitees, Atreca Indemnitees, or Other Party Indemnitees, as applicable) under a Third Party Claim (including reasonable attorneys’ fees and other reasonable out-of-pocket costs of litigation in connection therewith).

1.105“Unilateral Bispecific Antibody” means, with respect to a Unilateral Program, an Evaluated Bispecific Antibody and/or optimized or modified versions thereof, including an Optimized Bispecific Antibody.

1.106“Unilateral Party” means a Party that (a) with respect to an Evaluated Bispecific Antibody, has exercised its Opt-In Right without the other Party having exercised its Opt-In Right within the Opt-In Term, (b) is a Converted Party as described in Section 5.2.9(d), or (c) is a Selected Party as described in Section 5.2.1(b).

1.107“Unilateral Product” means a product comprising a Unilateral Bispecific Antibody.

1.108“United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.109“Upstream Licenses” means, with respect to Atreca, [*], and with respect to Xencor, [*].

1.110“Upstream Licensors” means the counterparties of the Upstream Licenses.

1.111“Valid Claim” means (a) a claim of any issued and unexpired Patent that has not specifically been held unpatentable, invalid or unenforceable by a final decision of a court or Governmental Authority of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; or (b) a claim of a pending Patent application that (i) has been pending for [*] after the earliest filing date from which such claim takes priority and (ii) not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken, provided that such claim shall constitute a Valid Claim if and when a Patent issues from such Patent application.

1.112 “Violation” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of such Party performing activities hereunder including any of a Party’s Affiliates, Third Party contractors and their respective officers and directors) has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. § 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or otherwise excluded from contracting with the federal government (see the System for Award Management (formerly known as the Excluded Parties Listing System) at http://sam.gov/portal/public/SAM/); or (c) listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, including under 21 U.S.C. § 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (a), (b) and (c) collectively, the “Exclusions Lists”).

1.113“Xencor Background IP” means all Xencor Background Know-How and Xencor Background Patents.

1.114“Xencor Background Know-How” means any and all Know-How that is Controlled by Xencor or its Affiliates on the Effective Date or that arises independently outside of this Agreement during the Term that is (a) necessary to research, develop, make, have made, import, use, offer to sell, sell or otherwise exploit any Collaboration Bispecific Antibody, Program Bispecific Antibody, Program Product, Collaboration Target (to the extent Available), or Xencor Platform Technology (to the extent used in the Research Program or incorporated into a Collaboration Bispecific Antibody), or (b) otherwise introduced into or used in the performance under this Agreement by or on behalf of Xencor or its Affiliates; but expressly excluding any Xencor Collaboration Know-How and Joint Collaboration Know-How.  Notwithstanding the foregoing, for clarity in all cases, Xencor Background Know-How [*].

1.115“Xencor Background Patents” means all Patents that are Controlled by Xencor or its Affiliates on the Effective Date or during the Term that solely Covers Xencor Background Know-How (but not any Collaboration Know-How).

1.116“Xencor IP” means the Xencor Background IP and Xencor’s right, title and interest in and to Collaboration IP.

1.117“Xencor Patent” means Xencor Background Patents and Xencor Collaboration Patents.

1.118“Xencor Platform Technology” means Xencor’s proprietary technologies, processes and methods related to [*].

1.119Additional Definitions. Each of the following terms has the meaning described in the corresponding section of this Agreement indicated below:

Definition:	Section:
Acquired Competing Product	7.6
Acquired Person	1.26
Alliance Manager	3.1.2
[*]	5.2.9(b)
[*]	6.2
Atreca Collaboration IP	10.4.3(b)
Atreca Collaboration Know-How	10.4.3(b)
Atreca Collaboration Patents	10.4.3(b)
Atreca Indemnitees	13.1
Back-Up Bispecific Antibody	5.5
Bankrupt Party	10.3
[*]	5.2.9(b)
Collaboration	2.1
Competing Party	8.4
Competing Product	8.4
Converted Milestone Payment	8.2.1(a)

Definition:	Section:
Converted Party	5.2.9(d)
Converted Unilateral Program	5.1.2(d)
Cost of Goods	Exhibit A
Declined Program	5.1.2(c)
Disclosing Party	11.1
Dispute Claim	15.10.1
Distribution Costs	Exhibit A
Dropped Program	5.6
Dropped Target	6.1
Electronic Delivery	15.14
EU Data Protection Laws	12.5.4
Evaluation Data	4.1.3
Executing Party	5.4.6
Final Antibody Set Due Date	4.1.5
Final Atreca Antibody Set	4.1.5
Finance Working Group	3.6.1
Force Majeure	15.3
GDPR	12.5.4
Indemnitee	13.4
Indemnitor	13.4
Infringement	10.7.1
Initial Atreca Antibody Set	4.1.1
[*]	5.2.9(b)
Insolvency Event	14.3
IP Committee	3.7.1
JCC	3.5.1
JDC	3.4.1
Joint Collaboration IP	10.4.3(c)
Joint Collaboration Know-How	10.4.3(c)
Joint Collaboration Patents	10.4.3(c)
Joint Commercialization Costs	Exhibit A
Joint Commercialization Plan	5.2.4
Joint Commercialization Budget	5.2.4
Joint Development Budget	5.2.3
Joint Development Plan	5.2.3
Joint Development Reconciliation Payment	5.2.8(a)(i)
Joint Development Reconciliation Report	5.2.8(a)(i)
Joint Optimization Budget	5.2.2
Joint Optimization Plan	5.2.2
Joint Program	5.1.2(a)
Joint Program Cost	5.2.6
JSC	3.2.1
JRC	3.3.1
Lead Party	5.2.1(c)
Manufacturing Costs	Exhibit A

Definition:	Section:
Marketing Costs	Exhibit A
Materials	4.8.1
Net Profits/Losses	Exhibit A
Officials	12.5.2
Optimized Bispecific Antibody	5.1.1
Opt-In Right	5.1.1
Opt-Out Right	5.2.9(a)
Original Unilateral Program	5.1.2(b)
Other Operating Income/Expense	Exhibit A
Other Party Indemnitees	13.3
P&L Reconciliation Payment	8.1
Party Development Cost Report	5.2.8(a)(i)
Payee Party	9.2.2
Paying Party	9.2.2
Payment	12.5.2
Pharmacovigilance Expenses	Exhibit A
[*]	5.2.9(a)
[*]	5.2.9(a)
Pre-Clinical Development Data	4.9
[*]	5.2.9(a)
Prior CDA	11.9
Product Recall Expenses	Exhibit A
Profit & Loss Share	8.1
Receiving Party	11.1
Recording Party	Exhibit A
Recoveries	Exhibit A
Regulatory Expenses	Exhibit A
Rejected Atreca Antibody	7.2
Rejected Bispecific Antibody	5.6
Report	Exhibit A
Research Cost Report	4.5.3
Research Program	2.1
Research Reconciliation Payment	4.5.3
Research Reconciliation Report	4.5.3
Research Term	4.2
Responsible Party	13.3
Sales Costs	Exhibit A
SEC	11.3.1(a)
Securities Regulators	11.5
[*]	15.4(a)
Selected Party	5.2.1(b)
[*]	5.2.9(b)
Subcommittee	3.1.1(b)
Subsequent Antibody Set Due Date	4.1.4
Subsequent Atreca Antibody Set	4.1.4

Definition:	Section:
Term	14.1
[*]	5.2.9(a)
Third Party Patent	8.2.2(d)(i)
Unilateral Program	5.3.1(a)
USPTO	10.6.2
Xencor Collaboration IP	10.4.3(a)
Xencor Collaboration Know-How	10.4.3(a)
Xencor Collaboration Patents	10.4.3(a)
Xencor First Request	4.1.4
Xencor Second Request	4.1.5
Xencor Indemnitees	13.2
[*]	9.2.2

ARTICLE 2

COLLABORATION

2.1Collaboration Overview.  Pursuant to this Agreement and in particular as further provided in ARTICLE 4 and ARTICLE 5, the Parties agree to conduct the certain research and development activities in collaboration with the other with the goal of ultimately Developing and Commercializing one or more multi-specific Antibodies and/or multi-specific Antibody products, either together, unilaterally, or with a Third Party licensee (all such activities under this Agreement, the “Collaboration”).  Under the initial phase of the Collaboration, the Parties will conduct a research program directed to the generation and evaluation of Collaboration Bispecific Antibodies as detailed in the Research Plan (all such activities under the Research Plan, the “Research Program”).  Under the Research Program, the Parties will collaborate, with each Party applying its own proprietary technologies, to generate Collaboration Bispecific Antibodies and evaluate such constructs against the Evaluation Criteria, which constructs, if determined by the JRC to have achieved the Evaluation Criteria, shall thereafter be considered to be an Evaluated Bispecific Antibody.  The Parties may elect to opt-in to further optimize such Evaluated Bispecific Antibodies to generated Optimized Bispecific Antibodies, and Develop and/or Commercialize products (i.e., Program Products) utilizing such Optimized Bispecific Antibodies.  Such optimization, Development, and/or Commercialization may be conducted (a) by both Parties under up to two (2) Joint Programs as further described in Section 5.2, (b) by each Party under up to two (2) Original Unilateral Programs per Party ([*]) as further described in Section 5.3, or (c) by a Third Party under an Out-Licensed Program as further described in Section 5.4.  Further, a Joint Program may be converted to a Converted Unilateral Program upon exercise of an Opt-Out Right by a single Party as described in Section 5.2.9, and a Unilateral Program and/or a Joint Program may become Out-Licensed as described in Section 5.4.

ARTICLE 3

GOVERNANCE

3.1Generally.

3.1.1Committees.

(a)Establishment. Pursuant to this ARTICLE 3, the Parties will establish a JSC within the timeframes set forth in Section 3.2.1. The JSC shall have decision-making authority with respect to the matters within its purview to the extent expressly and as more specifically provided herein.

(b)Subcommittees. From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as the JSC deems necessary or advisable (each, a “Subcommittee”); provided that the JSC may not grant any responsibilities to a Subcommittee that are beyond the scope of the responsibilities of the JSC as set forth herein. Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time, unless otherwise expressly provided herein. Such members shall be individuals with expertise and responsibilities in the relevant areas. For clarity, a given individual representative of a Party may act as a member of the JSC and any given Subcommittee (including multiple Subcommittees) simultaneously.  Such Subcommittees shall operate under the same principles as are set forth in this ARTICLE 3 for the committee forming such Subcommittee. As of the Effective Date, the JSC hereby establishes the JRC as a Subcommittee.

3.1.2Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for such Party, which may be one of the representatives of such Party on the JSC (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. The Alliance Managers shall attend all meetings of the JSC and shall be responsible for assisting the JSC in performing its oversight responsibilities. The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by such Party, in its sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 15.2.

3.2Joint Steering Committee.

3.2.1Establishment; Meetings. Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) as more fully described in this Section 3.2. The JSC shall have review, oversight and decision-making responsibilities for those activities performed under the Collaboration to the extent expressly and as more specifically provided in Section 3.2.3.  Each Party agrees to keep the JSC informed of its progress and activities hereunder with respect to the Collaboration. The first scheduled meeting of the JSC shall be held no later than [*] after establishment of the JSC unless otherwise agreed by the Parties. After the first scheduled meeting of the JSC until the JSC is disbanded, the JSC shall meet in person or by teleconference at least [*], or more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties may agree, provided the JSC shall meet at least [*] in person. The

JSC shall disband upon the expiration or termination of this Agreement in its entirety.  Meetings that are held in person shall alternate between first meeting at [*] and next at [*] and then back at [*], and so on.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the JSC, including all travel and living expenses, and such expenses shall not be considered a Joint Program Cost.

3.2.2Membership. The JSC shall be comprised of two (2) representatives (or such other number of representatives as the Parties may mutually agree) from each of Xencor and Atreca. Each representative of a Party shall have sufficient seniority and expertise to participate on the JSC as determined in such Party’s reasonable judgment. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 15.2. Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party and any Third Party to attend meetings of the JSC as non-voting participants; provided that (a) any such representative or Third Party is bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth in ARTICLE 11 and is obligated to assign inventions to the relevant Party as necessary to effect the intent of Section 10.4 prior to attending such meeting, (b) such non-member representative or Third Party shall not have any voting or decision-making authority on the JSC, and (c) with respect to any Third Party, such Third Party shall be approved by the other Party in writing (such approval not to be unreasonably withheld) prior to attendance at such meeting.

3.2.3Responsibilities. Except as otherwise set forth in this Section 3.2, the JSC may perform the following functions, subject to the final decision-making authority as set forth in Section 3.2.4:

(a)oversee, review, monitor progress of, and guide the strategic direction of the Collaboration, including the Research Program and the Programs in accordance with this Agreement;

(b)serve as a forum for exchanging information and facilitating discussions regarding the conduct of the Collaboration, including by facilitating discussions between the Parties regarding the identification and evaluation of Collaboration Bispecific Antibodies and Collaboration Targets;

(c)[*];

(d)prioritize the Research Program with respect to particular Collaboration Bispecific Antibodies and determine which Party’s capabilities and infrastructure should be utilized in such Research Program;

(e)designate a Back-Up Bispecific Antibody for inclusion in the same Program as an Optimized Bispecific Antibody;

(f)determine the Joint Clinical Candidate Criteria and any amendments to the Joint Clinical Candidate Criteria;

(g)review and discuss Evaluated Bispecific Antibodies, including with respect to a Joint Program, if any Optimized Bispecific Antibody satisfies the Joint Clinical Candidate Criteria;

(h)approve and designate Optimized Bispecific Antibodies nominated by the JDC for each Joint Program as a Joint Clinical Candidate;

(i)for each Joint Bispecific Antibody and/or Joint Product, review and approve the Joint Development Plan and Joint Development Budget, and any modifications thereto resulting in expenditures over [*] of the then-existing and approved Joint Development Plan and Joint Development Budget, as well as any new Clinical Trials or indications proposed for such Joint Bispecific Antibody or Joint Product;

(j)serve as a forum for each Party to communicate at certain points in time its decisions regarding continuation of its participation in the joint Development of each Joint Bispecific Antibody and/or Joint Product;

(k)discuss and attempt to resolve any disputes in any Subcommittees, including the issues escalated to the JSC by the JRC, JDC, or JCC; and

(l)perform such other responsibilities as may be mutually agreed to by the Parties from time to time.

For purposes of clarity, the JSC shall not have any authority beyond the specific matters set forth in this Section 3.2.3 or otherwise expressly set forth in this Agreement, and in particular shall not have any power to amend, modify, interpret or waive the terms of this Agreement, or to alter, diminish, expand, determine or waive compliance by a Party with a Party’s obligations under this Agreement.

3.2.4Decisions. Except as otherwise set forth in this Agreement, all decisions of the JSC shall be made by consensus, with each Party having one (1) vote. If the JSC cannot agree on a matter for which the JSC has decision-making authority within [*] after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. The Parties’ respective Executive Officers shall meet within [*] after such matter is referred to them, and shall negotiate in good faith to resolve the matter. If the Executive Officers are unable to resolve the matter within [*], or such longer time frame that the Executive Officers may otherwise agree upon, after the matter is referred to them in accordance with this Section 3.2.4, then, except as otherwise set forth in this Agreement, (a) if the dispute relates to [*], then [*] if the dispute cannot be resolved within [*], unless the dispute relates to [*], in which case Atreca shall have the right to [*], and Xencor shall have the right to [*], (b) if the dispute relates to a Joint Program, the Lead Party will have final decision making authority, (c) if the dispute relates to a Unilateral Program, the

Unilateral Party will have the final decision making authority, and (d) if the dispute relates to [*] under a Joint Program, the Lead Party will have the final decision making authority; provided that the Party having final decision making authority shall (i) exercise its final decision making authority in good faith, and (ii) consider in good faith the positions of the other Party in making such final decision.  Notwithstanding the foregoing, neither Party shall have the right to exercise its final decision-making authority to: (A) determine that it has fulfilled any obligations under this Agreement, or that the other Party has breached any obligation under this Agreement; (B) determine that milestone events or other events have or have not occurred; (C) make a decision that is stated to require the mutual agreement or mutual consent of the Parties (or that is subject to the determination of the other Party as set forth herein); or (D)  modify a Party’s rights or obligations under this Agreement, or otherwise amend, modify, interpret or waive the terms of this Agreement; and any of the foregoing decisions or determinations shall require mutual agreement of the Parties. Any final decision made by the applicable Party in the course of exercising its final decision-making authority must be consistent with the terms of this Agreement and within the scope of authority delegated to the JSC under this Agreement.

3.2.5Minutes. The Parties shall alternate on preparing and circulating minutes of each meeting of the JSC, with Xencor being responsible for preparing and circulating such minutes for the first meeting, Atreca being responsible for preparing and circulating such minutes for the second meeting, and so on.  Such minutes shall set forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC. A draft of such minutes shall be circulated by the Party preparing such minutes to all members of the JSC within [*] after the applicable meeting. Such minutes shall be effective only after such minutes have been approved by both Parties in writing. Definitive minutes of all JSC meetings shall be finalized no later than [*], or more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties may agree, provided that the JRC shall meet [*] in person or by teleconference, and shall consider in good faith whether any meetings should be held in person.  The JRC shall disband upon the earlier of expiration of the Research Term, or termination of this Agreement in its entirety. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JRC, including all travel and living expenses incurred in connection therewith, and such expenses shall not be Joint Development Costs.

3.3.3Membership. The JRC shall be comprised of two (2) representatives (or such other number of representatives as the Parties may mutually agree) from each of Xencor and Atreca. Each Party may replace any or all of its representatives on the JRC at any time upon written notice to the other Party in accordance with Section 15.2. Each representative of a Party shall have sufficient seniority and expertise to participate on the JRC as determined in such Party’s reasonable judgment. Each Party may, subject to the other Party’s prior approval, invite Third Parties or non-member representatives of such Party to attend meetings of the JRC as non-voting participants; provided that (a) any such representative or Third Party is bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth in ARTICLE 11 and is obligated to assign inventions to the relevant Party as necessary to effect the intent of Section 10.4 prior to attending such meeting, (b) such non-member representative or Third Party shall not have any voting or decision-making authority on the JRC and (c) with respect to any Third Party, such Third Party shall be approved by the other Party in writing (such approval not to be unreasonably withheld) prior to attendance at such meeting.

3.3.4Responsibilities. The JRC shall perform the following functions:

(a)review results of all studies and activities conducted under the Research Plan and serve as a forum for exchanging information and facilitating discussions regarding the Research Plan;

(b)evaluate Collaboration Bispecific Antibodies and determine whether it has achieved the Evaluation Criteria to merit further Development;

(c)serve as a forum for each Party in determining whether to exercise its Opt-In Right with respect to an Evaluated Bispecific Antibody;

(d)review and approve any amendments to the Research Plan, including the Research Budget;

(e)review costs incurred relative to the Research Budget;

(f)to the extent [*], implement strategies for [*]; and

(g)perform such other responsibilities as may be mutually agreed by the Parties from time to time.

3.3.5Decisions. Except as otherwise set forth in this Agreement, all decisions of the JRC shall be made by consensus, with each Party having one (1) vote. If the JRC cannot agree on a matter for which the JRC has decision-making authority within [*] after it has attempted to reach such decision in good faith, then either Party may, by written notice to the other, have such issue referred to the JSC.

3.4Joint Development Committee.

3.4.1Establishment. Promptly after commencement of the first Joint Program, the Parties shall establish a joint Development Subcommittee (the “JDC”) as more fully described in this Section 3.4. The JDC shall oversee and review progress of Development of a Joint Bispecific Antibody and/or Joint Product under the applicable Joint Program.  For clarity, a single

JDC shall be established under this Agreement, and such JDC may oversee Development of Joint Bispecific Antibodies and/or Joint Products under two (2) different Joint Programs.

3.4.2Meetings. Upon its formation, the JDC shall meet in person or by teleconference [*], or more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties may agree, provided that the JDC shall meet [*] in person.  The JDC shall disband upon the expiration or termination of this Agreement in its entirety.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the JDC, including all travel and living expenses in connection therewith.

3.4.3Membership. The JDC shall be comprised of two (2) representatives (or such other number of representatives as the Parties may mutually agree) from each of Xencor and Atreca. Each Party may replace any or all of its representatives on the JDC at any time upon written notice to the other Party in accordance with Section 15.2. Each representative of a Party shall have sufficient seniority and expertise to participate on the JDC as determined in such Party’s reasonable judgment. Each Party may, subject to the other Party’s prior approval, invite Third Parties or non-member representatives of such Party to attend meetings of the JDC as non-voting participants; provided that (a) any such representative or Third Party is bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth in ARTICLE 11 and is obligated to assign inventions to the relevant Party as necessary to effect the intent of Section 10.4 prior to attending such meeting, (b) such non-member representative or Third Party shall not have any voting or decision-making authority on the JDC, and (c) with respect to any Third Party, such Third Party shall be approved by the other Party in writing (such approval not to be unreasonably withheld) prior to attendance at such meeting.

3.4.4Responsibilities. The JDC shall perform the following functions with respect to each Joint Program:

(a)oversee and coordinate Development activities of both Parties;

(b)develop a Joint Optimization Plan and Joint Optimization Budget for the Evaluated Bispecific Antibody, including those activities and associated costs required to generate an Optimized Bispecific Antibody suitable for IND-enabling studies;

(c)approve the Joint Optimization Plan and oversee and evaluate the work thereunder (including, if applicable, through a Subcommittee);

(d)together with the JRC, establish Joint Clinical Candidate Criteria and evaluate the applicable Optimized Bispecific Antibody against such criteria and recommend any such Optimized Bispecific Antibody achieving the Joint Clinical Candidate Criteria to the JSC for approval as a Joint Clinical Candidate;

(e)once a Joint Clinical Candidate is designated by the JSC, develop, review and recommend for approval by the JSC the Joint Development Plan and Joint Development Budget, and any material amendments thereto;

(f)allocate activities under the Joint Development Plan to the appropriate Party;

(g)oversee the joint clinical Development of all Joint Clinical Candidates within a Joint Program, including reviewing the progress against the Joint Development Plan;

(h)together with the JRC, discuss potential initial and subsequent indications for Development of Joint Products; and

(i)perform such other responsibilities as may be mutually agreed to by the Parties from time to time.

3.4.5Decisions. Except as otherwise set forth in this Agreement, all decisions of the JDC shall be made by consensus, with each Party having one (1) vote. If the JDC cannot agree on a matter for which the JDC has decision-making authority within [*] after it has attempted to reach such decision in good faith, then either Party may, by written notice to the other, have such issue referred to the JSC; provided that the Lead Party will have the right to make day-to-day decisions on the operational aspects of the Development activities under the Joint Development Plan, and the final say with respect to any proposed amendments to the Joint Development Plan.

3.5Joint Commercialization Committee.

3.5.1Establishment. No later than [*] prior to anticipated filing of an MAA for the first Joint Product, the Parties shall establish a joint Commercialization Subcommittee (the “JCC”) as more fully described in this Section 3.5. The JCC shall oversee and review progress of Commercialization of Joint Product(s).  For clarity, a single JCC shall be established under this Agreement, and such JCC shall oversee Commercialization of Joint Products under all Joint Programs.

3.5.2Meetings. Upon its formation, JCC shall meet in person or by teleconference [*], or more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties may agree, provided that the JCC shall meet [*] in person.  The JCC shall disband upon the expiration or termination of this Agreement in its entirety.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the JCC, including all travel and living expenses in connection therewith, and such expenses shall not be Joint Commercialization Costs or Joint Development Costs.

3.5.3Membership. The JCC shall be comprised of two (2) representatives (or such other number of representatives as the Parties may mutually agree) from each of Xencor and Atreca. Each Party may replace any or all of its representatives on the JCC at any time upon written notice to the other Party in accordance with Section 15.2. Each representative of a Party shall have sufficient seniority and expertise to participate on the JCC as determined in such Party’s reasonable judgment. Each Party may, subject to the other Party’s prior approval, invite Third Parties or non-member representatives of such Party to attend meetings of the JCC as non-voting participants; provided that (a) any such representative or Third Party is bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth in ARTICLE 11 and is obligated to assign inventions to the relevant Party as necessary to effect the intent of Section 10.4 prior to attending such meeting, (b) such non-member representative or Third Party shall not have any voting or decision-making authority on the JCC and (c) with respect to any Third Party, such Third Party shall be approved by the other Party in writing (such approval not to be unreasonably withheld) prior to attendance at such meeting.

3.5.4Responsibilities. The JCC shall perform the following functions with respect to each Joint Program:

(a)oversee and coordinate Commercialization activities of both Parties;

(b)develop, review, and recommend for approval by the JSC the Joint Commercialization Plan and Joint Commercialization Budget, including any amendments thereto;

(c)oversee implementation of the Joint Commercialization Plan;

(d)coordinate with the JDC to determine Joint Product label, branding and Commercialization strategies;

(e)review financial forecasts to manage spend within the approved Joint Commercialization Budget;

(f)review and discuss the Commercialization activities of the Parties, including pre-launch and post-launch activities and oversee any co-promotion activities by the Parties, including allocation of details;

(g)review strategies for obtaining, maintaining, defending and enforcing Joint Product trademarks; and

(h)perform such other responsibilities as may be mutually agreed to by the Parties from time to time.

3.5.5Decisions. Except as otherwise set forth in this Agreement, all decisions of the JCC shall be made by consensus, with each Party having one (1) vote. If the JCC cannot agree on a matter for which the JCC has decision-making authority within [*] after it has attempted to reach such decision in good faith, then either Party may, by written notice to the other, have such issue referred to the JSC.

3.6Finance Working Group.

3.6.1Establishment. Promptly after the Effective Date, the Parties shall establish a finance working Subcommittee (the “Finance Working Group”) as more fully described in this Section 3.6. The Finance Working Group shall provide support to JSC and all other Subcommittees with respect to accounting and financial matters relating to the activities under this Agreement.

3.6.2Meetings. The Finance Working Group shall meet in person or by teleconference as the Parties mutually deem appropriate (but in any event no less frequent than

[*]), on such dates and at such places and times as the Parties may agree, provided that the Finance Working Group shall consider in good faith whether any meetings should be held in person.  The Finance Working Group shall disband upon the termination of this Agreement in its entirety.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the Finance Working Group, including all travel and living expenses in connection therewith, and such expenses shall not be Joint Commercialization Costs or Joint Development Costs.

3.6.3Membership. The Finance Working Group shall be comprised of one (1) representative (or such other number of representatives as the Parties may mutually agree) from each of Xencor and Atreca.  Each Party may replace any or all of its representatives on the Finance Working Group at any time upon written notice to the other Party in accordance with Section 15.2. Each representative of a Party shall have sufficient seniority and expertise to participate on the Finance Working Group as determined in such Party’s reasonable judgment. Each Party may, subject to the other Party’s prior approval, invite Third Parties or non-member representatives of such Party to attend meetings of the Finance Working Group as non-voting participants; provided that (a) any such representative or Third Party is bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth in ARTICLE 11 and is obligated to assign inventions to the relevant Party as necessary to effect the intent of Section 10.4 prior to attending such meeting, and (b) with respect to any Third Party, such Third Party shall be approved by the other Party in writing (such approval not to be unreasonably withheld) prior to attendance at such meeting.

3.6.4Responsibilities. The Finance Working Group shall perform the following functions with respect to activities under this Agreement:

(a)work with the JSC and other Subcommittees to assist in financial, forecasting, budgeting and planning matters as required, including (i) assisting in the preparation, for approval by the JSC, of such reports on financial matters as are requested by the JSC for the implementation of the financial aspects of the activities under this Agreement, (ii) overseeing the preparation by the Parties of the Joint Optimization Budget, Joint Development Budget, and Joint Commercialization Budget for submission to the Parties for review and approval, and reviewing costs incurred relative to such budgets, (iii) assisting in the preparation of other budgets and annual and long-term plans for the Parties’ approval, (iv) as requested by a Party, coordinating the preparation of Calendar Quarterly updates to annual budgets, (v) assisting the JCC in developing the long-range forecast for commercial supply of the Joint Products, (vi) supporting the development of the revenue forecast model or methodology and (vii) supporting development and review of the Joint Product revenue forecasts at each official submission and update;

(b)recommend, for approval by the JSC, procedures, formats and timelines consistent with this Agreement for reporting financial data and assist in resolving differences that relate to the financial terms of this Agreement;

(c)recommend any changes to or additional items to be included within out-of-pocket costs, FTE Costs, Joint Development Costs, Distribution Costs, Sales Costs, Manufacturing Costs, Marketing Costs, and Joint Commercialization Costs accounted for under this Agreement;

(d)review calculations of the amount of any payments to be made by the Parties (or their Affiliates) hereunder, review the reconciliation of payments and provide guidance regarding the most appropriate and tax effective methods of cost sharing and determination and distribution of the Net Profit/Losses to a Party or its Affiliates consistent with this Agreement;

(e)on an annual basis, review the FTE rates and discuss and approve (if applicable) any modifications thereof;

(f)coordinate audits of data where appropriate and required or allowed by this Agreement;

(g)coordinate with the JSC and other Subcommittees as appropriate and applicable;

(h)perform such other duties as are expressly assigned to the Finance Working Group in this Agreement; and

(i)perform such other responsibilities as may be mutually agreed to by the Parties from time to time.

3.6.5Decisions. Except as otherwise expressly set forth in this Agreement, the Finance Working Group will be an advisory committee for the Collaboration and to the Parties and will make recommendations by consensus.  The Finance Working Group will not have any decision-making power; provided that, the Parties will work together in good faith to enable the Finance Working Group to perform its designated responsibilities.

3.7IP Committee.

3.7.1Establishment. Promptly after the Effective Date, the Parties shall establish a joint intellectual property advisory Subcommittee (the “IP Committee”) as more fully described in this Section 3.7.

3.7.2Meetings. The IP Committee shall meet in person or telephonically as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties may agree, provided that the IP Committee shall meet no more often than [*].  The IP Committee shall disband upon the termination of this Agreement in its entirety.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the IP Committee, including all travel and living expenses in connection therewith, and such expenses shall not be Joint Commercialization Costs or Joint Development Costs.

3.7.3Membership. The IP Committee shall be comprised of at least one (1) representative (or such other number of representatives as the Parties may mutually agree) from each of Xencor and Atreca. Each Party may replace any or all of its representatives on the IP Committee at any time upon written notice to the other Party in accordance with Section 15.2. Each representative of a Party shall have sufficient seniority and expertise to participate on the IP Committee as determined in such Party’s reasonable judgment. Each Party may, subject to the other Party’s prior approval, invite Third Parties or non-member representatives of such Party to attend meetings of the IP Committee as non-voting participants; provided that (a) any such representative or Third Party is bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth in ARTICLE 11 and is obligated to assign inventions to the relevant Party as necessary to effect the intent of Section 10.4 prior to attending such meeting, and (b) with respect to any Third Party, such Third Party shall be approved by the other Party in writing (such approval not to be unreasonably withheld) prior to attendance at such meeting.

3.7.4Responsibilities. The IP Committee shall provide input regarding the following:

(a)strategies for Prosecuting and Maintaining Patents within Atreca Collaboration IP, Xencor Collaboration IP, and Joint Collaboration IP;

(b)whether a Joint Collaboration Patent solely relates to a given Program, and accordingly, whether such Joint Collaboration Patent should be Prosecuted and Maintained by a Responsible Party in accordance with Section 10.6.2; and

(c)perform such other responsibilities as may be mutually agreed by the Parties from time to time.

3.7.5Decisions. Except as otherwise expressly set forth in this Agreement, the IP Committee will be an advisory committee for the Collaboration and to the Parties and will make recommendations by consensus.  The IP Committee will not have any decision-making power; provided that, the Parties will work together in good faith to file Collaboration Patents in the Territory that Covers Collaboration Bispecific Antibodies, Program Bispecific Antibodies, Program Products, Collaboration Targets, or the research, development, making, having made, import, use, offering to sell, selling or other exploitation of any of the foregoing.

ARTICLE 4

RESEARCH PROGRAM

4.1Research Program Overview.

4.1.1Initial Atreca Antibody Set. Pursuant to the Interim MTA, Atreca has selected a group of Atreca Antibodies (i.e. the Atreca Antibody Collection) based upon the Antibody Selection Criteria, and prioritized the Atreca Antibody Collection to identify an initial set of [*] Atreca Collaboration Antibodies (the “Initial Atreca Antibody Set”), and provided to Xencor such Initial Atreca Antibody Set in order for Xencor to begin to generate Collaboration Bispecific Antibodies as set forth in Section 4.1.2.

4.1.2Collaboration Bispecific Antibody Generation.  Upon Xencor’s receipt of any Atreca Collaboration Antibodies, Xencor shall apply the Xencor Platform Technology to the Atreca Collaboration Antibodies and use Commercially Reasonable Efforts to generate Collaboration Bispecific Antibodies.  Xencor shall use Commercially Reasonable Efforts prioritize, and then characterize such Collaboration Bispecific Antibodies [*] in a series of assays, including, [*], pursuant to and as further set forth in the Research Plan.  Atreca will conduct activities related to the identification and characterization of Target and Target biology for those same Collaboration Bispecific Antibodies promptly upon the initiation of [*] by Xencor.  For clarity, with respect to the Initial Atreca Antibody Set, the Parties acknowledge and agree that some of the activities contemplated in this Section 4.1.2 have already been conducted, as of the Effective Date, under the Interim MTA.

4.1.3Evaluation.  With respect to any Collaboration Bispecific Antibody that is (a) generated from any Atreca Collaboration Antibody pursuant to Section 4.1.2, and (b) selected by the Parties for further evaluation, the Parties shall jointly, through the JRC, (i) review relevant information and data, including data relating to (A) Xencor’s prioritization and characterization activities relating thereto, and (B) Atreca’s Target identification and characterization activities relating to Collaboration Targets thereof, each as set forth in the Research Plan (collectively, “Evaluation Data”), and (ii) compare such Evaluation Data against the Evaluation Criteria to determine whether such Evaluation Criteria has been achieved therefor.  Collaboration Bispecific Antibodies that have been determined by the JRC to have (1) achieved the Evaluation Criteria at any stage in the Research Program will be deemed an Evaluated Bispecific Antibody and subject to Section 5.1.1, or (2) not achieved the Evaluation Criteria at any stage in the Research Program will be deemed a Rejected Bispecific Antibody and subject to Section 7.1.

4.1.4Subsequent Atreca Antibody Set.  Following Xencor’s [*] pursuant to Section 4.1.2 for at least [*] Collaboration Bispecific Antibodies generated from the Initial Atreca Antibody Set pursuant to assays [*], upon Xencor’s request (“Xencor First Request”), Atreca shall select, prioritize and identify an additional set of [*] Atreca Collaboration Antibodies based upon the Antibody Selection Criteria (the “Subsequent Atreca Antibody Set”).  Atreca shall deliver to Xencor such Subsequent Atreca Antibody Set, which may be [*]; provided, that Atreca shall [*] Atreca Collaboration Antibodies in such Subsequent Atreca Antibody Set within [*] after such Xencor First Request (“Subsequent Antibody Set Due Date”).  The suitability of Atreca Antibodies for delivery to Xencor as part of the Subsequent Atreca Antibody Set and the further conduct of the characterization, Target identification and evaluation activities set forth in Section 4.1.2 and Section 4.1.3, as applicable, shall be [*].  Unless otherwise agreed by the Parties, at the time Atreca delivers to Xencor the first Atreca Collaboration Antibody from the Subsequent Atreca Antibody Set, [*].

4.1.5Final Atreca Antibody Set.  Following Xencor’s [*] pursuant to Section 4.1.2 for at least [*] Collaboration Bispecific Antibodies generated from the Subsequent Atreca Antibody Set pursuant to assays [*], upon Xencor’s request (“Xencor Second Request”), Atreca shall select, prioritize and identify an additional set of [*] Atreca Collaboration Antibodies based upon the Antibody Selection Criteria (the “Final Atreca Antibody Set”).  Atreca shall deliver to

Xencor such Final Atreca Antibody Set, which may be provided in one or more “batches” or “groups”, with such grouping of Atreca Antibodies at Atreca’s discretion following consultation within the JRC; provided, that Atreca shall deliver to Xencor all [*] Atreca Collaboration Antibodies in such Final Atreca Antibody Set within [*] after such Xencor Second Request (“Final Antibody Set Due Date”).  The suitability of Atreca Antibodies for delivery to Xencor as part of the Final Atreca Antibody Set and the further conduct of the characterization, Target identification and evaluation activities set forth in Section 4.1.2 and Section 4.1.3, as applicable, shall be [*].  Unless otherwise agreed by the Parties, at the time Atreca delivers to Xencor the first Atreca Collaboration Antibody from the Final Atreca Antibody Set, [*].

4.1.6[*] Atreca Antibodies Limit. Following the JRC’s evaluation of all Collaboration Bispecific Antibodies generated from the Final Atreca Antibody Set pursuant to Section 4.1.3, [*]. For clarity, following Atreca’s delivery to Xencor of a total of [*] Atreca Collaboration Antibodies in the Initial Atreca Antibody Set, the Subsequent Atreca Antibody Set and the Final Atreca Antibody Set, Atreca shall have no obligation to deliver to Xencor any further Atreca Antibodies.

4.2Research Term.  The Parties shall conduct the Research Program during the period beginning on the Effective Date and ending on the three (3) year anniversary thereof (“Research Term”).  If any Collaboration Bispecific Antibody generated by Xencor prior to the end of the Research Term is not determined by the JRC to be a Rejected Bispecific Antibody or an Evaluated Bispecific Antibody by the end of the Research Term, the Research Term shall be extended an additional [*] solely with respect to such Collaboration Bispecific Antibody; provided that, [*].  For clarity, during such extension period, the Parties agree to not generate any new Collaboration Bispecific Antibodies, or conduct any activities with respect to the Research Program, other than as expressly provided in this Section 4.2.

4.3Diligence.  Xencor and Atreca shall jointly (serially or concurrently) conduct the Research Program in good scientific manner and in compliance in all material respects with all requirements of Applicable Laws, and the terms of this Agreement and the Research Plan, using Commercially Reasonable Efforts to carry out the activities assigned to such Party under the Research Plan.

4.4Research Budget.  The Finance Working Group shall prepare an initial Research Budget promptly after the Effective Date for the JRC’s written approval.  Such initial Research

Budget approved by the JRC shall be attached to the initial Research Plan as an amendment thereto, and will cover the budget for the Research Program from the Effective Date to [*], and the JRC, with the assistance of the Finance Working Group, will be responsible for developing subsequent Research Budgets for each subsequent Calendar Year and submit the Research Budgets for the review and approval of the JSC.  The Research Budget may be amended from time to time during the Research Term by the JRC, subject to review and written approval by the JSC.

4.5Research Costs; Reconciliation.

4.5.1FTE Costs.  The Parties acknowledge and agree that FTE Costs incurred in connection with the Research Program are intended to be incurred on an approximately equal basis between the Parties.  However, the Parties shall have no obligation to reconcile the FTE Costs, no true-up payment shall be required with respect to FTE Costs, and each Party shall be responsible for its own FTE Costs; provided, however that the Parties shall endeavor in good faith such that each Party incurs FTE Costs on an approximately equal basis each Calendar Year.

4.5.2External Out-of-Pocket Costs.  The Parties acknowledge and agree that external out-of-pocket costs incurred in conducting activities under the Research Plan in accordance with the Research Budget shall be borne on an equal basis between the Parties.  Such out-of-pocket costs shall be initially borne by the Party incurring such costs; provided that the Parties shall reconcile such out-of-pocket costs, and make payments in accordance with Sections 4.5.3 and 4.5.4 to achieve an equal allocation for such out-of-pocket costs.

4.5.3Reporting Research Costs.  Within [*] after the end of each Calendar Quarter (or more or less frequently as the Parties mutually deem appropriate) during the Research Term, each Party shall submit to the other Party a true and accurate report providing in reasonable detail external out-of-pocket costs incurred by such Party in connection with the Research Program (such report, the “Research Cost Report”).  The Finance Working Group shall prepare a reconciliation report for the out-of-pocket costs for the preceding Calendar Quarter (the “Research Reconciliation Report”) within [*] after receipt of the Research Cost Report from each Party.  The Research Reconciliation Report shall set forth, in reasonable detail a statement of any amount owed by one Party to the other Party (“Research Reconciliation Payment”) for the Parties to achieve an equal allocation of external out-of-pocket costs for the preceding Calendar Quarter. All reports under this Section 4.5.3 shall be considered Confidential Information of both Parties.

4.5.4Research Reconciliation Payment.  Within [*] after delivery by the Finance Working Group of the Research Reconciliation Report, the Party owing payment shall pay the Research Reconciliation Payment to the other Party; provided, however, that if within [*] of receipt of the Research Reconciliation Report, a Party’s financial representative informs the other Party’s financial representative that it disputes the amount of all or a portion of the Research Reconciliation Payment, the financial representatives of the Parties shall meet and attempt in good faith to resolve such dispute; provided, however, that the Party owing the Research Reconciliation Payment shall pay such portion of the Research Reconciliation Payment that is not in dispute.  To the extent the dispute is not resolved by such financial representatives, such matter shall be presented to the JSC for resolution; provided that if such dispute is not resolved by the JSC, the Parties shall resolve the dispute in accordance with Section 15.10.

4.6Records.  Each Party shall maintain complete, current and accurate records of all activities, conducted by or on behalf of such Party under the Research Program, as well as all data and other information resulting from such activities, and shall retain the same for a period of no less than [*] from their creation (or such longer period of time as may be required by Applicable Law).  Such records shall fully and properly reflect all work done and results achieved in the performance of such activities in good scientific manner and appropriate for regulatory and patent purposes, and shall be prepared and maintained in accordance with Applicable Law, including, as applicable, GCP, GLP and GMP record keeping requirements where applicable.  Upon reasonable prior notice to the other Party, each Party shall have the right to review and copy such records as reasonably requested by such other Party.

4.7Abandonment of Target Identification Efforts.  It is understood that despite Atreca’s use of Commercially Reasonable Efforts in conducting the Research Program, the Target for a given Collaboration Bispecific Antibody of interest may not be sufficiently well identified within an allotted time period, as evaluated and determined by the JRC, as to merit further work.  [*].  In such case where Atreca [*] to abandon its Target identification activities], (a) [*], provided that [*], and [*], in the event that [*] with respect to such given Collaboration Bispecific Antibody, and (b) Atreca shall [*] any materials and work-product in Atreca’s Control and possession that are necessary or reasonably useful (in Atreca’s reasonable opinion) [*]; provided that (i) Atreca shall not be required to, and unless requested by Xencor, shall not [*], (ii) Atreca shall not be required to [*], (iii) any such materials and work-product shall remain solely owned by Atreca, (iv) if any such materials or work-product constitute Atreca’s Confidential Information, Xencor shall be subject to confidentiality obligations with respect thereto pursuant to the terms and conditions set forth in ARTICLE 11, and (v) upon [*] such materials and work-product and, upon Atreca’s request, [*].  For clarity, a Target identified [*] shall automatically be deemed a Collaboration Target following its identification and be subject to the provisions of this Agreement thereafter.

4.8Material Transfer.

4.8.1Transfer. Either Party may provide to the other Party certain tangible biological materials and/or chemical compounds Controlled by the supplying Party (collectively, “Materials”) for use by the other Party in furtherance of the Collaboration.  Except as otherwise expressly provided in this Agreement, all Materials delivered by a Party to the other Party (a) will remain the sole property of the supplying Party, and (b) must be used solely for the purpose of furthering the Collaboration and to perform under this Agreement, and for no other purpose, and in accordance with the terms and conditions in this Agreement.  Except as expressly permitted in this Agreement, the Party receiving the Materials must not transfer, distribute or release the Materials to any Third Party without the supplying Party’s prior written consent.  The Party receiving the Materials may provide access to such Materials by authorized Third Party subcontractors who require such access in order to conduct activities on behalf of a Party under the Research Plan, provided that such Third Party subcontractors are bound by written agreements consistent with Section 15.5.  The Party receiving Materials acknowledges and agrees that such Materials must not be used for testing in or treatment of humans or in contact with any cells or other materials to be given to humans, and must not be commingled with any other material from any other source, other than as expressly provided in the Research Plan.  Each Party receiving Materials of the supplying Party agrees that it shall use and handle the Materials, and conduct its activities under this Agreement, in each case, in compliance with all Applicable Laws, including, but not limited to, those relating to the handling, research, testing, production, storage, transportation, export, packaging, labeling, disposal or other authorized use of the Materials.  Each Party agrees that it will not attempt to reverse engineer, deconstruct, design around or in any way determine the sequence, structure or composition of the other Party’s Materials, and except as specified in the Research Plan, generate analogs, derivatives or formulations based on such Materials or analyze or modify the structure of such Materials. Each Party will maintain reasonable security measures with respect to the other Party’s Materials no less strict than those it maintains to protect its own valuable tangible property against loss, theft or destruction.  Nothing in this Agreement shall limit a Party to use its own Materials or provide its own Materials to any other person or entity, for any reason, subject to ARTICLE 7.

4.8.2Return of Materials. Upon the expiration or termination of this Agreement, at the option of a Party supplying any Materials to the other Party, the receiving Party shall promptly (a) return such Materials to the supplying Party, or (b) destroy such Materials and deliver a written certification of destruction to the supplying Party.

4.8.3Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL MATERIALS PROVIDED ARE PROVIDED “AS IS” AND NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.  NO OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF A PARTY HAS ANY AUTHORITY TO BIND SUCH PARTY TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY CONCERNING SUCH PARTY’S MATERIALS.

4.8.4Interim MTA.  The Parties acknowledge and agree that Interim MTA is hereby terminated; provided that, “Atreca Materials” as used in the Interim MTA shall be deemed to be Atreca’s Materials hereunder, “Xencor Materials” as used in the Interim MTA shall be deemed to be Xencor’s Materials hereunder, and in each case, as of the effective date of the Interim MTA, subject to the terms and conditions of this Agreement, and in particular this Section 4.8 and Section 11.9.  In the event of any inconsistency or conflict between this Agreement and the Interim MTA, the terms of this Agreement shall govern.

4.9Ownership of Pre-Clinical Development Data.  All pre-clinical data and other pre-clinical results generated by or resulting from or in connection with the conduct of the Research Program (collectively, the “Pre-Clinical Development Data”) shall initially be jointly owned by the Parties (and each Party shall require that all of its Affiliates and subcontractors assign any of such Affiliates’ and subcontractors’ right, title and interest in and to such Pre-Clinical Development Data to such Party) and shall be deemed to be the Confidential Information of both Parties (i.e., neither Party may use or disclose the Pre-Clinical Development Data except as provided in this Agreement or otherwise agreed to by the other Party).  Following (a) a Party’s exercise of an Opt-In Right that results in an Original Unilateral Program pursuant to Section 5.1.2(b) or (b) a Party’s exercise of an Opt-Out Right that results in a Converted Unilateral Program pursuant to Section 5.2.9(d), the non-Unilateral Party shall, and hereby does assign applicable Pre-Clinical Development Data to the Unilateral Party, and such Pre-Clinical Development Data shall be deemed to be the Confidential Information of such Unilateral Party; provided that, the Unilateral Party hereby grants to the non-Unilateral Party a non-exclusive, worldwide, fully paid-up, royalty-free right and license, with the right to grant sublicenses (through multiple tiers), under such Pre-Clinical Development Data for all purposes other than to research, develop (including Develop), make (including Manufacture), have made (including have Manufactured), use, offer for sale, sell, import, Commercialize and otherwise exploit the applicable Unilateral Bispecific Antibody and Unilateral Product in the Field in the Territory.

ARTICLE 5

DEVELOPMENT AND COMMERCIALIZATION

5.1Program Overview.

5.1.1Opt-In Right.  For each Evaluated Bispecific Antibody, each Party shall have the right to conduct further Development (“Opt-In Right”), including generating an optimized version of such Evaluated Bispecific Antibody suitable for IND-enabling studies (each, an “Optimized Bispecific Antibody”).  A Party may exercise its Opt-In Right for an Evaluated Bispecific Antibody at any time during the Opt-In Term by giving written notice to the other Party.

5.1.2Election of Programs.

(a)If both Parties elect to exercise their respective Opt-In Right for an Evaluated Bispecific Antibody, then subject to Section 5.2.1(b), the Parties will have the joint right to conduct Development of such Evaluated Bispecific Antibody in accordance with Section 5.2, including generating an Optimized Bispecific Antibody suitable for IND-enabling studies based on criteria determined by the JDC (each, a “Joint Program”).

(b)If only one Party elects to exercise its Opt-In Right for an Evaluated Bispecific Antibody, and the other Party waives or declines its Opt-In Right, or fails to exercise its Opt-In Right during the Opt-In Term, then subject to Section 5.3.1(b), such Party exercising its Opt-In Right will have the sole right to conduct Development of such Evaluated Bispecific Antibody in accordance with Section 5.3 (each, an “Original Unilateral Program”, which is also a Unilateral Program).

(c)If neither Party exercises its Opt-In Right for an Evaluated Bispecific Antibody, or fails to exercise its Opt-In Right during the Opt-In Term (each a “Declined Program”), the Parties will determine through the JSC whether to (i) Out-License such Evaluated Bispecific Antibody in accordance with Section 5.4, or (ii) abandon such Evaluated Bispecific Antibody which will thereafter be deemed a Rejected Bispecific Antibody as described in Section 5.6.

(d)With respect to each of the two (2) Joint Programs permitted under this Agreement, if a Party elects to exercise its Opt-Out Right in accordance with Section 5.2.9, such Joint Program shall become either (i) a Unilateral Program in accordance with Section 5.3 should the other Party elect to continue Development and not also exercise its Opt-Out Right (each, a “Converted Unilateral Program”), or (ii) a Dropped Program as described in Section 5.6 should the other Party also elect to exercise its Opt-Out Right.

5.1.3Out-Licensing or Abandonment of Programs.  With respect to each of the two (2) Joint Programs permitted under this Agreement, or any Unilateral Program (whether an Original Unilateral Program or Converted Unilateral Program), the Parties may determine whether to (a) Out-License the Program Bispecific Antibody and/or Program Product from such Programs, which Out-License shall be conducted in accordance with Section 5.4, or (b) abandon such Program Bispecific Antibody and/or Program Product from such Programs, which Program Bispecific Antibody and Program Product will thereafter be deemed a Rejected Bispecific Antibody, and such Program will thereafter be deemed a Dropped Program as described in Section 5.6.

5.2Joint Program.

5.2.1Generally.

(a)Objectives.  If both Parties exercise their respective Opt-In Right with respect to an Evaluated Bispecific Antibody, the Parties shall jointly conduct optimization of such Evaluated Bispecific Antibody under the supervision and direction of the JDC, with the goal of further Developing and Commercializing Joint Products in the Field in the Territory.

(b)Two Joint Programs Limit.  The Parties acknowledge and agree that, subject to Section 5.2.2, no more than two (2) Joint Programs may ever be established during the Term.  For clarity, even if one or both Joint Programs convert to a Converted Unilateral Program, become Out-Licensed, or become Dropped Programs, neither Party shall have the right to initiate a third or any other Joint Program.  However, after two (2) Joint Programs have been established, if both Parties desire to conduct further Development with respect to a subsequent Evaluated Bispecific Antibody designated by the JRC, then each Party shall alternate having the right to conduct optimization and further Development, Manufacture and Commercialization of such Evaluated Bispecific Antibody under an Original Unilateral Program, with Xencor having the first such right, and Atreca having the second such right (in each case, the “Selected Party”).

(c)Lead Party.  With respect to a Joint Program, a lead Party (“Lead Party”) shall lead, and be primarily responsible for (i) optimization of Evaluated Bispecific Antibodies to generate an Optimized Bispecific Antibody in accordance with the Joint Optimization Plan, (ii) upon approval of an Optimized Bispecific Antibody by the JSC as a Joint Clinical Candidate, further Development (including preclinical and clinical development) of Joint Clinical Candidates and Joint Products in accordance with the Joint Development Plan, and (iii) Commercialization of Joint Products in accordance with the Joint Commercialization Plan.  The Parties shall each have the right to lead a single Joint Program during the Term, and Atreca shall be the Lead Party for the first Joint Program and Xencor shall be the Lead Party for the second Joint Program.  For clarity, designation of a Party as being a Lead Party shall not affect any financial considerations or a Party’s share of any revenues arising from the Joint Program, which shall be shared equally in accordance with Section 8.1.

(d)Non-Lead Party.  The non-Lead Party shall provide reasonable assistance to the Lead Party in relation to optimization, Development and/or Commercialization of the applicable Joint Bispecific Antibody and Joint Product to the extent agreed upon in good faith by the non-Lead Party in the Joint Optimization Plan, Joint Development Plan, and Joint Commercialization Plan.  In addition, the non-Lead Party shall in good faith consider, and use Commercially Reasonable Efforts to provide assistance as otherwise reasonably requested by the Lead Party, including [*].  The costs incurred by such non-Lead Party in connection with performing any such activities shall be Joint Development Costs and subject to Section 5.2.8(a).

5.2.2Optimization.  Following both Parties’ exercise of their respective Opt-In Right with respect to an Evaluated Bispecific Antibody, the Parties shall promptly agree upon an optimization plan (the “Joint Optimization Plan”) and associated budget for the Evaluated Bispecific Antibody (the “Joint Optimization Budget”); provided that, if the Parties are [*] after both Parties have exercised their respective Opt-In Right with respect to an Evaluated Bispecific Antibody, or such longer period as the Parties may mutually agree, either Party may, [*].  If neither Party [*] time period, then subject to the two (2) Original Unilateral Program limit ([*]) the [*], and the [*].  For clarity, [*]), and the non-Lead Party has not, the non-Lead Party shall [*].  Pursuant to the foregoing, (a) if one Party (but not the other Party) [*], then such Evaluated Bispecific Antibody shall be [*]) as set forth in Section 5.3.1(b)), or (b) if both Parties [*] such Evaluated Bispecific Antibody shall be the subject of a Declined Program and subject to the terms and conditions of Section 5.1.2(c).  For clarity, if either Party [*], such Evaluated Bispecific Antibody will not be the subject of a Joint Program or count towards the two (2) Joint Program limit under Section 5.2.1(b).  If the Parties agree upon an initial Joint Optimization Plan and initial Joint Optimization Budget, and continue with the Joint Program, the Parties, through the JSC, shall mutually amend and update the Joint Optimization Plan and Joint Optimization Budget from time-to-time, but no less frequently than [*]; provided, however, to the extent that the Parties are unable to agree upon such amendment, the Lead Party shall have final decision-making authority with respect to such amendment.  Each Party shall use Commercially Reasonable Efforts to conduct its respective activities set forth in the Joint Optimization Plan in accordance with the Joint Optimization Budget, under the leadership of the Lead Party.  The JDC will evaluate all relevant data and determine whether each Optimized Bispecific Antibody meets the Joint Clinical Candidate Criteria, and if so determined, recommend to the JSC that it approves of such Optimized Bispecific Antibody as a Joint Clinical Candidate.

5.2.3Development.  Following the JSC’s approval of an Optimized Bispecific Antibody as a Joint Clinical Candidate, the Parties shall promptly agree upon a preclinical and clinical development plan (“Joint Development Plan”) and associated budget (“Joint Development Budget”); provided that, to the extent that the Parties are unable to agree upon a Joint Development Plan and Joint Development Budget within [*] of the Joint Clinical Candidate being designated by the JSC, or such longer period as the Parties may mutually agree, the Lead Party shall have final decision-making authority with respect to the Joint Development Plan and Joint Development Budget.  The Parties, through the JSC, shall mutually amend and update the Joint Development Plan and Joint Development Budget from time-to-time, but no less frequently than [*]; provided, however, to the extent that the Parties are unable to agree upon such amendment, the Lead Party shall have final decision-making authority with respect to such amendment.  Each Party agrees to use Commercially Reasonable Efforts to conduct its respective activities set forth in the Joint Development Plan in accordance with the Joint Development Budget, and to otherwise Develop and seek Regulatory Approval for Joint Clinical Candidates and Joint Products in the Field in the Territory, under the leadership of the Lead Party.

5.2.4Commercialization.  If the Joint Program does not become Out-Licensed as provided in Section 5.4.3, the Lead Party shall Commercialize the Joint Product in applicable Territories in accordance with an agreed upon commercialization plan (the “Joint Commercialization Plan”) and associated budget (“Joint Commercialization Budget”) for such countries.  No later than [*] prior to anticipated filing of an MAA for the first Joint Product under such Joint Program, the Lead Party shall prepare such Joint Commercialization Plan and Joint Commercialization Budget for review and approval by the JSC.  The Parties acknowledge and agree that a single Joint Commercialization Plan (and corresponding Joint Commercialization Budget) may cover Commercialization of multiple indications for a given Joint Product.  The Parties, through the JSC, shall mutually amend and update the Joint

Commercialization Plan and Joint Commercialization Budget from time-to-time, but no less frequently than [*]; provided, however, to the extent that the Parties are unable to agree upon such amendment, the Lead Party shall have final decision-making authority with respect to such amendment.  If a Joint Product obtains Regulatory Approval for more than one indication, Commercialization shall nonetheless be conducted under a single Joint Commercialization Plan and Joint Commercialization Budget, and be led by a single Lead Party.  Each Party agrees to use Commercially Reasonable Efforts to conduct its respective activities set forth in the Joint Commercialization Plan in accordance with the Joint Commercialization Budget, under the leadership of the Lead Party.

5.2.5Limitation.  Notwithstanding anything to the contrary herein, in exercising its final decision making authority with respect to the initial draft of, or amendment to the (a) Joint Optimization Plan and Joint Optimization Budget, (b) Joint Development Plan and Joint Development Budget, and/or (c) Joint Commercialization Plan and Joint Commercialization Budget, the Lead Party shall have no right to impose additional obligations on the non-Lead Party that are not agreed upon by the non-Lead Party; provided further, that the non-Lead Party shall consider, in good faith, reasonable requests for assistance by the Lead Party.

5.2.6Manufacture and Supply.  The Parties, through the JSC, shall determine a strategy with respect to the Manufacture and supply of Joint Bispecific Antibody or Joint Product, which may entail Manufacturing of such Joint Bispecific Antibody and Joint Product by the Lead Party, the non-Lead Party, or a Third Party; provided that the Lead Party shall have the final decision making authority with respect to such Manufacture. If the Parties seek a Third Party for Manufacture of the Joint Bispecific Antibody or Joint Product, the Lead Party for the applicable Joint Program shall negotiate with, and contract with such Third Party.  For clarity, any costs or expenses associated with the Manufacture of Joint Bispecific Antibody and/or Joint Product, whether such Manufacture is by the Lead Party, other Party, or Third Party, shall be [*].

5.2.7Records and Reports.  Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect work done and results achieved in the performance of the Joint Program by such Party.  The Parties will share information about the performance of the Joint Program through the JSC.  Without limiting the foregoing, the Lead Party shall provide regular updates to the non-Lead Party through the JSC, at least [*], regarding the optimization and Development activities conducted pursuant to this Section 5.2.  Such updates shall include written progress reports and written notices of any material developments, or material data and information generated, at a level of detail reasonably sufficient for the non-Lead Party to determine the Lead Party’s compliance with its diligence obligations.  In addition, the Lead Party shall provide the non-Lead Party such other data and information in the Lead Party’s Control regarding such optimization and Development activities as the non-Lead Party may reasonably request.  Such reporting obligations of the Lead Party pursuant to this Section 5.2 shall continue until Regulatory Approval for the applicable Joint Product in the U.S. or EU Major Market, and thereafter, upon occurrence of any material developments or generation of material data and information, or as reasonably requested by the non-Lead Party.

5.2.8Joint Program Costs.

(a)Joint Development Costs; Reconciliation. The Parties acknowledge and agree that Joint Development Costs incurred in conducting activities under (i) the Joint Optimization Plan pursuant to the Joint Optimization Budget and (ii) the Joint Development Plan pursuant to the Joint Development Budget shall be shared on an equal basis between the Parties, unless and until (1) a Party has exercised its Opt-Out Right in accordance with Section 5.2.9, (2) such Joint Program is terminated in its entirety as mutually agreed to by the Parties, or (3) rights relating to such Joint Program is Out-Licensed to a Third Party in accordance with Section 5.4.3.  Such Joint Development Costs shall initially be borne by the Party incurring such costs; provided that the Parties shall reconcile such Joint Development Costs, and make payments in accordance with Sections 5.2.8(a)(i) and 5.2.8(a)(ii) to achieve an equal allocation for each Calendar Quarter;  provided, further that neither Party shall be liable to the other Party for Joint Development Costs incurred by such other Party in an amount in excess of [*] of the then-approved Joint Optimization Budget and/or Joint Development Budget, in each case, without approval of the JSC; provided, further, that in any event, if a Party will, or expects to incur Joint Development Costs in excess of the then-approved Joint Optimization Budget and/or Joint Development Budget, such Party shall promptly notify the other Party and the Parties will discuss in good faith such budget overage and amending the applicable Joint Optimization Budget and/or Joint Development Budget.

(i)Reporting Joint Development Costs.  Within [*] after the end of each Calendar Quarter, each Party shall submit to the other Party a true and accurate report providing in reasonable detail all Joint Development Costs, to the extent applicable, incurred by such Party (each such report, a “Party Development Cost Report”), including a calculation showing as separate line items each component of Joint Development Costs.  Within [*] after receipt of the non-Lead Party Development Cost Report, the Lead Party shall, using the Party Development Cost Report from the non-Lead Party, prepare a reconciliation report for the Joint Development Costs for such Calendar Quarter (the “Joint Development Reconciliation Report”). The Joint Development Reconciliation Report shall set forth, in reasonable detail: (1) a statement of all Joint Development Costs incurred by the Lead Party, the non-Lead Party, and the total expenses to be shared by the Parties, as applicable; and (2) a statement of any amount (“Joint Development Reconciliation Payment”) owed by one Party to the other Party.  All reports under this Section 5.2.8(a)(i) shall be considered Confidential Information of both Parties.

(ii)Joint Development Reconciliation Payment.  Within [*] after delivery by the Lead Party of a Joint Development Reconciliation Report to the non-Lead Party, the Lead Party or the non-Lead Party, as the case may be, shall pay the Joint Development Reconciliation Payment to the applicable Party; provided, however, that if within [*] of receipt of the Joint Development Reconciliation Report by the non-Lead Party, a Party’s financial representative informs the other Party’s financial representative that it disputes the amount of all or a portion of the Joint Development Reconciliation Payment, the financial representatives of the Parties shall meet and attempt in good faith to resolve such dispute; provided, however, that the Party owing the Joint Development Reconciliation Payment shall pay such portion of the Joint Development Reconciliation Payment that is not in dispute.  To the extent the dispute is not resolved by such financial representatives, such matter shall be [*]

for resolution; provided that [*].

(b)Profit and Loss Share for Joint Programs.  The Parties acknowledge and agree that Joint Commercialization Costs incurred in conducting activities under the Joint Commercialization Plan pursuant to the Joint Commercialization Budget shall be shared in accordance with the Profit & Loss Share, unless and until (i) a Party has exercised its Opt-Out right in accordance with Section 5.2.9, (ii) such Joint Program is terminated in its entirety as mutually determined by the Parties, or (iii) rights relating to such Joint Program is Out-Licensed to a Third Party in accordance with Section 5.4.3.  In general, Joint Commercialization Costs shall be borne by the Party incurring such costs; provided that the Parties shall reconcile such Joint Commercialization Costs in accordance with Exhibit A; provided, further that neither Party shall be liable to the other Party for Joint Commercialization Costs incurred by such other Party in an amount in excess of [*] of the then-approved Joint Commercialization Budget, without further approval of the JSC as to the increase in the Joint Commercialization Budget; provided, further, that in any event, if a Party will, or expects to incur Joint Commercialization Costs in excess of the then-approved Joint Commercialization Budget, such Party shall promptly notify the other Party and the Parties will discuss in good faith such budget overage and amending the Joint Commercialization Budget.

5.2.9Opt-Out.

(a)Opt-Out Right.  Each Party shall have the right to opt-out from a Joint Program (“Opt-Out Right”) and terminate its obligations under the Joint Program, including its obligations to jointly fund the Joint Program, by providing written notice to the other Party at the following points in the Joint Program, and not at any other time, except as provided in Section 5.2.9(b): (i) after [*] but prior to [*] (the “[*]”); (ii) after [*], but prior to [*](the “[*]”); or (iii) after [*], but prior to [*] (the “[*]”, and collectively with the [*] and the [*], the “Joint Program Opt-Out Points”).

(b)Other Joint Program Opt-Out Triggers.  Without limiting Section 5.2.9(a), (y) the non-Lead Party shall have the right to exercise an Opt-Out Right as a result of any Joint Program Opt-Out Trigger, as follows: (i) if the Parties [*] (the [*]), (ii) if [*] (“[*]”), and (iii) if [*], as applicable (“[*]”), and (z) either Party shall have the right to exercise an Opt-Out Right as a result of a [*] upon [*]

[*]  ([*]).  If the a Party wishes to exercise an Opt-Out Right based on a Joint Program Opt-Out Trigger, then (A) such Party shall give written notice to the other Party within [*] following the occurrence of such [*], as applicable, (B) upon delivery of such notice, the Joint Program will be subject to the terms and conditions of Section 5.2.9(d), and (C) for the purposes of determining (1) the milestone payments and royalty payments payable by the other Party under Section 8.2.1 and Section 8.2.2(b), respectively, and (2) any Sublicense Income payments due under an Out-Licensed Converted Unilateral Program under Section 8.3.3, such Party exercising its Opt-Out Right will be deemed to have exercised its Opt-Out Right (I) with respect to a [*], at the subsequent Joint Program Opt-Out Point to occur following the applicable Joint Program Opt-Out Trigger, and (II) with respect to an [*], at the Joint Program Opt-Out Point that had most recently occurred prior to the [*].  For clarity and by way of example only, if the non-Lead Party exercises an Opt-Out Right based on a [*] following the [*], then the non-Lead Party will [*].

(c)Funding Obligation.  The Party exercising its Opt-Out Right to terminate its obligations under a Joint Program shall [*] after exercising its Opt-Out Right; provided, however that a non-Lead Party exercising its Opt-Out Right shall only be responsible for [*] by the JSC or an applicable Subcommittee, without the Lead Party having [*].  For clarity, on a Joint Program-by-Joint Program basis, if a Party does not exercise its Opt-Out Right at one of the three (3) Joint Program Opt-Out Points specified above in Section 5.2.9(a), or through a Joint Program Opt-Out Trigger specified above in Section 5.2.9(b), such Party will be obligated to continue to jointly fund all Joint Program Costs, unless and until it exercises its Opt-Out Right at a subsequent then-available Joint Program Opt-Out Point or Joint Program Opt-Out Trigger for such Joint Program.

(d)Opt-Out Consequences.  Upon exercise of an Opt-Out Right by a Party, the other Party must provide written notice to such Party of its intent to either: (i) conduct the Joint Program at issue unilaterally (such other Party, the “Converted Party”), with the prior Joint Program being deemed to be a Converted Unilateral Program, or (ii) also cease the conduct and funding of such Joint Program, in which case the Parties may (A) seek to Out-License such Program in accordance with Section 5.4.3(b), or (B) abandon such Program, which Program Bispecific Antibody and Program Product will thereafter be deemed a Rejected Bispecific Antibody, and such Program will thereafter be deemed a Dropped Program as described in Section 5.6.  In the event that a Party exercises its Opt-Out Right under a Joint Program and the other Party elects to conduct the Program at issue unilaterally as a Converted Unilateral Program, except as otherwise expressly provided in this Agreement, (1) the Party having first exercised its Opt-Out Right shall have no rights or obligations of a Party under a Joint Program, and shall instead be deemed to have all rights and obligations of the non-Unilateral Party under a Converted Unilateral Program, and (2) the other Party shall be deemed to be a Unilateral Party and shall have no rights or obligations of a Party under a Joint Program, and shall instead be deemed to have all rights and obligations of the Unilateral Party under a Converted Unilateral Program.

5.2.10Regulatory Matters.  The Lead Party shall have the right to (a) seek, prepare, file, maintain and hold title to all Regulatory Materials for the applicable Joint Bispecific Antibody and Joint Product (in its own name), and shall have the final say with respect to safety matters for which it is legally liable, and (b) communicate and otherwise interact with Regulatory Authorities with respect to such Joint Bispecific Antibody and Joint Product, including with respect to any Regulatory Materials in connection therewith; provided that the Lead Party shall consider any comments made by the other Party in good faith; provided further that, any decisions regarding safety matters relating solely to (i) any Atreca Antibody in a Joint Bispecific Antibody or Joint Product shall require Atreca’s written consent, such consent not to be unreasonably withheld, and (ii) Xencor Platform Technology in a Joint Bispecific Antibody or Joint Product shall require Xencor’s written consent, such consent not to be unreasonably withheld.  Without limiting the foregoing, if Atreca is the Lead Party, Xencor will make available all applicable safety information relating to the specific Xencor Platform Technology incorporated into such Joint Bispecific Antibody and/or Joint Product to the extent Controlled by Xencor, and if Xencor is the Lead Party, Atreca will make available all applicable safety information relating to the specific Atreca Antibody incorporated into such Joint Bispecific Antibody and/or Joint Product to the extent Controlled by Atreca.

5.3Unilateral Program.

5.3.1Generally.

(a)Objectives.  If (i) one Party, but not the other Party, exercises its Opt-In Right with respect to an Evaluated Bispecific Antibody during the Opt-In Term as provided in Section 5.1.2(b), (ii) one Party exercises its Opt-Out Right with respect to a Joint Program but the other Party agrees to conduct such Program unilaterally as provided in Section 5.2.9(d), or (iii) two (2) Joint Programs are ongoing, or previously have been established (whether or not subsequently converted, terminated, or Out-Licensed), and both Parties exercise their Opt-In Rights with respect to an Evaluated Bispecific Antibody as provided in Section 5.2.1(b), the Unilateral Party shall have the sole right and obligation to conduct optimization of such Evaluated Bispecific Antibody, with the goal of further Developing and Commercializing Unilateral Products in the Field in the Territory, itself or with or through its Affiliates, Sublicensees or other Third Parties (each, a “Unilateral Program”).

(b)Four Original Unilateral Programs Limit.  The Parties acknowledge and agree that, [*], no more than two (2) Original Unilateral Programs may ever be established for each Party during the Term, for a total of four (4) Original Unilateral Programs.  For clarity, with respect to a Party, (i) even if one or both Original Unilateral Programs become Out-Licensed, or become Dropped Programs, such Party shall not have the right to initiate a third or any other Original Unilateral Program, and (ii) the conduct of any Converted Unilateral Program shall be in addition to, and not limit, the two (2) Original Unilateral Program limitation ([*]).

(c)Unilateral Party.  The Unilateral Party shall have sole decision-making authority with respect to the optimization of the Evaluated Bispecific Antibody, and further Development and Commercialization of any resulting Unilateral Bispecific Antibody or Unilateral Product within a Unilateral Program.  Without limiting the foregoing, the Unilateral Party, itself or through its Affiliates, Sublicensees or other Third Parties, will use Commercially Reasonable Efforts to (i) optimize Evaluated Bispecific Antibodies under the Unilateral Program, and Develop and seek Regulatory Approval for Unilateral Products in the Field in [*], and (ii) following receipt of Regulatory Approval of such Unilateral Products in applicable Territories, Commercialize such Unilateral Products in such Territories for which Regulatory Approvals have been obtained.

(d)Non-Unilateral Party.  The non-Unilateral Party shall provide reasonable assistance to the Unilateral Party, at the request and cost of the Unilateral Party, in relation to the optimization, Development and/or Commercialization of applicable Unilateral Bispecific Antibodies and/or Unilateral Products, including by performing applicable technology transfer, and, with respect to a Converted Unilateral Program, by transitioning its portion of the Program, Manufacturing the applicable Program Bispecific Antibody and/or Program Product for a reasonable transition period, and transferring applicable Regulatory Materials.

5.3.2Termination of a Unilateral Program.  Without limiting Section 5.4.4, the Unilateral Party shall have the right, in its sole discretion, and at any time, to terminate its Unilateral Program upon providing written notice to the non-Unilateral Party; provided that, (a) if the Unilateral Party is [*]; and (b) the non-Unilateral Party have the right to convert any terminated Original Unilateral Program to its own Original Unilateral Program by providing written notice thereof to the Unilateral Program within [*] thereafter, following which (i) the non-Unilateral Party shall be deemed the Unilateral Party of such Unilateral Program, subject to the terms and conditions of this Section 5.3, Section 8.2.2(a) and Section 10.1.3, provided that such Original Unilateral Program shall continue to count towards the two (2) Original Unilateral Program limit ([*]) of the original Unilateral Party, and (ii) the original Unilateral Party shall promptly transfer all Know-How Controlled by such original Unilateral Party that is necessary for the Development, Manufacture and Commercialization of the applicable Unilateral Bispecific Antibody and Unilateral Product.

5.3.3Manufacture and Supply.  For each Unilateral Program, the Unilateral Party, itself or through its Affiliates, Sublicensees or other Third Parties, shall have the sole right and responsibility for the Manufacture of any Unilateral Bispecific Antibody and/or Unilateral Product.

5.3.4Records and Reports.  The Unilateral Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect work done and results achieved in the performance of the Unilateral Program by such Party.  The Unilateral Party shall provide regular updates to the other

Party through the JSC, at least [*], regarding any material optimization and Development activities conducted pursuant to this Section 5.3.  Such updates shall include written reports at a level of detail reasonably required for the other Party to determine, in good faith, the Unilateral Party’s compliance with its diligence obligations.  Such reporting obligations of the Unilateral Party pursuant to this Section 5.3 shall continue, on a Unilateral Program-by-Unilateral Program basis until Regulatory Approval for the applicable Unilateral Product in the U.S. or EU Major Market.

5.3.5Unilateral Program Costs.  Any optimization, Development, Manufacturing, and/or Commercialization of the applicable Unilateral Bispecific Antibody and Unilateral Product under a Unilateral Program shall be at the Unilateral Party’s sole cost and expense.

5.3.6Regulatory Matters.  The Unilateral Party shall (a) seek, prepare, file, maintain and hold title to all Regulatory Materials for any Unilateral Bispecific Antibody or Unilateral Product (in its own name), and shall have the final say with respect to safety matters for which it is legally liable, and (b) communicate and otherwise interact with Regulatory Authorities with respect to the Unilateral Bispecific Antibody or Unilateral Product, including with respect to any Regulatory Materials in connection therewith; provided that the Unilateral Party shall consider any comments made by the other Party in good faith; provided further that, any decisions regarding safety matters relating solely to (i) any Atreca Antibody in a Unilateral Bispecific Antibody or Unilateral Product shall require Atreca’s written consent, not to be unreasonably withheld, and (ii) Xencor Platform Technology in a Unilateral Bispecific Antibody or Unilateral Product shall require Xencor’s written consent, not to be unreasonably withheld.  Without limiting the foregoing, if Atreca is the Unilateral Party, Xencor will make available all applicable safety information relating to the specific Xencor Platform Technology incorporated into such Unilateral Bispecific Antibody and/or Unilateral Product to the extent Controlled by Xencor, and if Xencor is the Unilateral Party, Atreca will make available all applicable safety information relating to the specific Atreca Antibody incorporated into such Unilateral Bispecific Antibody or Unilateral Product to the extent Controlled by Atreca.

5.3.7Pharmacovigilance. At the written request of the Unilateral Party, within [*] after such request, the Unilateral Party and the other Party will enter into a pharmacovigilance agreement in order to, among other things, coordinate safety matters and share safety information with respect to Unilateral Bispecific Antibodies and Unilateral Products.

5.4Out-Licensed Program.

5.4.1Generally. The Parties may Out-License their rights (a) relating to an Evaluated Bispecific Antibody if neither Party has exercised its Opt-In Right within the Opt-In Term, as further described in Section 5.4.2, (b) relating to a Joint Program, at the election of the Lead Party, as further described in Section 5.4.3, and (c) relating to a Unilateral Program, at the election of the Unilateral Party, as further described in Section 5.4.4.  For clarity, for a given Evaluated Bispecific Antibody or a Program (e.g., Program Bispecific Antibody and Program Product), the Parties shall have the right to Out-License their rights on a country-by-country basis, and payments for such countries where the Parties’ rights have been Out-Licensed shall be governed by Section 8.3 while countries where the Parties’ rights have not been Out-Licensed shall be governed by Section 8.1 or Section 8.2, as applicable.

5.4.2Out-Licensing a Declined Program.  For each Declined Program, the Parties, through the JSC, will decide whether to Out-License Commercialization rights (and optionally, Development rights) relating to such Evaluated Bispecific Antibody; provided that if the Parties cannot agree to Out-License their rights relating to such Evaluated Bispecific Antibody, such Evaluated Bispecific Antibody shall then be deemed to be a Rejected Bispecific Antibody, and such Declined Program will thereafter be deemed a Dropped Program as described in Section 5.6. If the Parties agree to Out-License their rights relating to such Evaluated Bispecific Antibody, a mutually agreed upon Party will have the right to seek out, negotiate, and execute with Third Parties, on behalf of itself and the other Party, the terms and conditions of an Out-License Agreement for such Evaluated Bispecific Antibody, subject to written consent of the other Party, such consent not to be unreasonably withheld; provided, that if a bona fide term sheet relating to such Out-License Agreement is not agreed upon with a Third Party within [*] after the end of the applicable Opt-In Term, the other Party will have the right to take over and lead such efforts to seek out and negotiate a term sheet relating to such Out-License Agreement for the next [*]; provided further, that if no such bona fide term sheet is agreed upon with a Third Party within [*] months after the end of such Opt-In Term, the Evaluated Bispecific Antibody under such Declined Program shall be deemed to be a Rejected Bispecific Antibody, and such Declined Program will thereafter be deemed a Dropped Program as described in Section 5.6.

5.4.3Out-Licensing a Joint Program.

(a)Voluntary Out-License.  For each Joint Program, either Party may recommend to the other Party, at any time, Out-Licensing Commercialization rights (and optionally, Development rights) relating to the applicable Joint Bispecific Antibody and Joint Product in the Field, either in the Territory or in select countries, to a Third Party; provided, that the Lead Party shall have the [*] right to decide whether to pursue such an Out-Licensing approach.  In the event that the Lead Party decides to pursue an Out-Licensing approach, such Lead Party shall have the right to seek out, negotiate, and execute with Third Parties, on behalf of itself and the non-Lead Party, the terms and conditions of an Out-License Agreement for applicable Joint Bispecific Antibodies and Joint Products under a given Joint Program in the Field, either in the Territory or in select countries, subject to written consent of the non-Lead Party, such consent not to be unreasonably withheld.

(b)Out-Licensing an Opted-Out Program.  If a Party exercises its Opt-Out Right under a Joint Program, and the other Party also ceases the conduct and funding of such Joint Program in accordance with Section 5.2.9(d), the Parties may, upon mutual agreement, seek to Out-License to a Third Party the Parties’ rights relating to the applicable Joint Bispecific Antibody and Joint Product under such Joint Program in the Field in the Territory (whether in the entire Territory or in select countries therein).  In such circumstances, the Party [*] shall have the right to seek out, negotiate, and execute with Third Parties, on behalf of itself and the other Party, the terms and conditions of an Out-License Agreement for such Joint Bispecific Antibody and Joint Product in the Field, either in the Territory or in select countries, subject to written consent of the other Party, such consent not to be unreasonably withheld; provided that if a bona fide term sheet relating to such Out-License Agreement is not agreed upon with a Third Party within [*] after both Parties have decided to cease the conduct and funding of such Joint Program, the Joint Bispecific Antibody and Joint Product under such Joint Program shall be deemed to be a Rejected Bispecific Antibody, and such Joint Program will thereafter be deemed a Dropped Program as described in Section 5.6.

5.4.4Out-Licensing a Unilateral Program.  For each Unilateral Program, the Unilateral Party shall have the right, in its sole discretion, and at any time (but subject to giving prior written notice to the other Party), to seek out, negotiate, and execute with Third Parties, on behalf of itself and the other Party, the terms and conditions of an Out-License Agreement of Commercialization rights (and optionally, Development rights) relating to the applicable Unilateral Bispecific Antibody and Unilateral Product in the Field, either in the Territory or in select countries, subject to written consent of the other Party, such consent not to be unreasonably withheld.  If the Unilateral Party seeks such an Out-License Agreement, it shall keep the other Party informed of its progress, developments and activities relating thereto, including by providing copies of term sheets and draft and final agreements.

5.4.5Diligence.  The applicable Party seeking to Out-License Commercialization rights (and optionally, Development rights) under this Section 5.4 shall use Commercially Reasonable Efforts to Out-License such rights.

5.4.6Responsibility.  The Party executing an Out-License Agreement (“Executing Party”) with the Sublicensee hereby agrees to remain fully liable under this Agreement to the other Party for the performance or non-performance of such Sublicensee under all obligations of such Party under this Agreement.  The Executing Party shall use Commercially Reasonable Efforts to enforce all such Out-License Agreements against Sublicensees, ensuring Sublicensees’ performance in accordance with the corresponding terms of this Agreement and the relevant Out-License Agreement.  No such Out-License Agreement shall relieve the Executing Party of its obligations hereunder to exercise Commercially Reasonable Efforts in Developing or Commercializing applicable Program Products.

5.5Back-Up Bispecific Antibody.  For each Joint Program and Unilateral Program, once an Optimized Bispecific Antibody is identified, the JSC, by unanimous written consent (and without final decision making authority of any single Party), may designate one or more related Collaboration Bispecific Antibodies that is a derivative form or modification of such Optimized Bispecific Antibody for inclusion in the same Program as such Optimized Bispecific Antibody (each, a “Back-Up Bispecific Antibody”).  For the purposes of this Agreement, such Back-Up Bispecific Antibody and its corresponding Optimized Bispecific Antibody shall be considered to be the one and the same, and the term “Optimized Bispecific Antibody” shall be deemed to include any corresponding Back-Up Bispecific Antibodies.

5.6Dropped Program.  If (a) both Parties mutually agree to terminate a Joint Program in its entirety, (b) the Parties do not succeed in Out-Licensing an Evaluated Bispecific Antibody or a Joint Program in accordance with Section 5.4.2 or Section 5.4.3(b), including within the specified timelines, or (c) the Unilateral Party determines to terminate its Unilateral Program in its entirety (each, a “Dropped Program”), then the Evaluated Bispecific Antibody or Program Bispecific Antibody that was the subject of the applicable Program shall be deemed to be a

“Rejected Bispecific Antibody” and be subject to Section 7.1, and each of the Parties shall promptly cease its conduct of activities under such Program.

5.7Tax Matters.  Notwithstanding anything to the contrary in this Agreement, including the use of the terms “option” or “opt-in” or “opt-out” (or any derivations thereof), the Parties hereby agree and acknowledge that none of the Opt-In Rights or Opt-Out Rights will be treated as options for US federal (or applicable state or local) income tax purposes, and the Parties agree not to take any position inconsistent with the foregoing without the prior written consent of the other Party unless required by a final “determination” as defined in Section 1313 of the United States Internal Revenue Code of 1986, as amended.

ARTICLE 6

COLLABORATION TARGETS

6.1Excluded Targets.  During the Research Term, Atreca, [*], shall use Commercially Reasonable Efforts to determine the identity of a Collaboration Target; provided that, in the event that the Collaboration Target is not identified during the Research Term, subject to Section 4.7, Atreca, [*] shall use Commercially Reasonable Efforts to identify the Collaboration Target thereafter.  [*] identifying the Collaboration Target, upon having reasonably determined the identity of such Collaboration Target, shall immediately notify the identity of the Collaboration Target to [*], and each Party shall determine whether such Collaboration Target is Available.  In the event that a Party determines in good faith that such Collaboration Target is an Excluded Target, such Party shall promptly (but no later than [*] after such determination) notify the other Party, without providing additional details (subject to Section 6.2), and (a) if such Excluded Target is [*], and (i) if the Parties have not determined whether to exercise their respective Opt-In Rights for an Evaluated Bispecific Antibody directed to [*], each Party may elect to [*], (ii) if the [*] is the subject of a Joint Program, [*] in such Joint Program, subject to Section 5.2.9(b), or (iii) if the [*] is the subject of a Unilateral Program, the Unilateral Party may elect to [*] in such Unilateral Program, in each case of (i), (ii) and (iii) upon notifying the other Party of such election within [*] of receipt a notice of such Collaboration Target being [*] pursuant to Section 6.2, and proceed with the Development and Commercialization of such Collaboration Target as the subject of a Joint Program or a Unilateral Program, as applicable, and (b) (i) if such Excluded Target is [*], or (ii) if such Excluded Target is [*] in a Joint Program or a Unilateral Program (as applicable) in accordance with clause (a) above (such Excluded Target, a “Dropped Target”), such Dropped Target shall no longer be deemed to be a Collaboration Target for the purposes of this Agreement, the Collaboration Bispecific Antibody(ies) or Program Bispecific Antibody(ies) that bind to such Dropped Target shall thereafter be deemed to be a Rejected Bispecific Antibody(ies), and the applicable Joint Program and Unilateral Program shall be deemed a Dropped Program; provided that, any Joint Program and Unilateral Program that becomes a Dropped Program pursuant to clause (b) above shall not count towards the two (2) Joint Program limit under Section 5.2.1(b) or the two (2) Original Unilateral Program limit for the Unilateral Party as set forth in Section 5.3.1(b), as applicable. For clarity, neither Party shall be granted any licenses under the other Party’s Background IP or Collaboration

IP hereunder with respect to any (A) Collaboration Target that is deemed to be a Dropped Target, or (B) any Collaboration Bispecific Antibody, Program Bispecific Antibody, or Program Product binding to such Dropped Target. Further, if a Collaboration Target that is identified as the subject of a Joint Program or one of Xencor’s Unilateral Programs is determined to be an Excluded Target [*], then [*].

6.2Inquiry Regarding Availability.  If a Party questions the other Party on why a Collaboration Target is not Available, such other Party shall promptly provide reasonable evidence of such Collaboration Target not being Available, which evidence may be provided to an outside counsel or outside consultant engaged by such other Party who is reasonably acceptable to the inquiring Party (and who will enter an appropriate confidentiality agreement with the inquiring Party prior to receipt of such evidence) to confirm such status, with such outside counsel or consultant permitted to disclose to the inquiring Party only whether or not it agrees with the such other Party’s determination as to Availability.  Notwithstanding the foregoing, where a Party has designated a Collaboration Target as not Available solely due to an Excluded Third Party Agreement under which such Collaboration Target has been committed [*], or [*] under certain circumstances or scenarios, including, for example, [*] under such Excluded Third Party Agreements (such Collaboration Target, an “[*]”), within [*] following notification of the identity of such Collaboration Target pursuant to Section 6.1, and the designation of such Collaboration Target by a Party as not Available, the Party that is the party to such Excluded Third Party Agreement shall notify the other Party of such fact.  In the event of a dispute with regard to Availability, such dispute shall be resolved [*].

ARTICLE 7

EXCLUSIVITY; COVENANTS

7.1Rejected Bispecific Antibodies.  Subject to Section 7.2, during the Term, neither Party nor their respective Affiliates shall, anywhere in the world: (a) alone or with or through or for any Third Party, Develop, Manufacture or Commercialize any Rejected Bispecific Antibody; (b) grant a license, sublicense or other rights to any Third Party to conduct any of the activities in the foregoing clause (a); or (c) transfer, assign, convey or otherwise sell any Rejected Bispecific Antibody.

7.2Reversion of Rejected Atreca Antibodies.  Notwithstanding Section 7.1 and Section 7.4, (a) any Atreca Collaboration Antibody that is not included in a Collaboration Bispecific Antibody that the JRC has determined to be a Rejected Bispecific Antibody or an Evaluated Bispecific Antibody pursuant to Section 4.1.3 by (i) the applicable time period set forth in Section 4.1.4, Section 4.1.5 or Section 4.1.6, or (ii) the expiration of the Research Term (subject to any extensions thereto under Section 4.2), and (b) any Atreca Collaboration Antibody included in any Rejected Bispecific Antibody (each, a “Rejected Atreca Antibody”) shall revert to, and be the sole property of, Atreca, for its future use in any format or modality; provided that (A) Atreca shall have no right or license with respect to Xencor IP or Xencor Platform Technology in respect of such Rejected Atreca Antibody, and (B) Atreca shall [*] any such Rejected Atreca Antibody [*] for [*], provided that [*].

7.3Atreca Antibody Target and Sequence.  Any identity of the Collaboration Targets that are Available Targets, whether determined by Xencor or Atreca, will be deemed to be Confidential Information of Atreca.  To the extent that, in the conduct of the Research Program, any sequence information for Atreca Antibodies is disclosed to Xencor, such information will also be deemed to be Confidential Information of Atreca.  Atreca shall provide to Xencor any such information (including identity of Collaboration Targets and/or sequence information related to Atreca Antibodies) as may be reasonably useful or necessary for Xencor to (a) exercise its rights under this Agreement, and (b) comply with agreements with Third Parties, and (c) comply with law and/or with obligations to Regulatory Authorities.

7.4Antibody Exclusivity.  Subject to Section 7.2, during the Term, other than in the Parties’ performance pursuant to this Agreement, neither Party nor their Affiliates shall, anywhere in the world: (a) alone or with or through or for any Third Party, Develop, Manufacture or Commercialize any Antibody-based products [*]; (b) grant a license, sublicense or other rights to any Third Party to conduct any of the activities in the foregoing clause (a); or (c) transfer, assign, convey or otherwise sell any such Antibody-based product for use in the conduct of any of the activities in the foregoing clause (a); provided that, with respect to any Atreca Collaboration Antibody that is deemed a Rejected Atreca Antibody pursuant to Section 7.2, [*], provided that [*].  For clarity, the foregoing restrictions shall not apply as to any Excluded Targets (or products binding such Excluded Targets).

7.5Target Exclusivity.

7.5.1Available Targets under a Joint Program or a Converted Unilateral Program.  Subject to Section 7.5.4, with respect to Available Targets that are the subject of a Joint Program (whether or not subsequently Out-Licensed) or a Converted Unilateral Program (whether or not subsequently Out-Licensed), during the Term, other than in the Parties’ performance pursuant to this Agreement, neither Party nor their Affiliates shall, anywhere in the world: (a) alone or with or through or for any Third Party, Develop, Manufacture or Commercialize any

Antibody-based products [*]; or (b) following the Effective Date, (i) enter into any agreement with a Third Party (or amend the terms of any Excluded Third Party Agreement) to grant a license, sublicense or other rights to such Third Party to conduct any of the activities in the foregoing clause (a), or (ii) transfer, assign, convey or otherwise sell any such Antibody-based product directed against any such Available Targets.  Without limiting the foregoing, with respect to any Available Target of (A) a Joint Program or Converted Unilateral Program that becomes a Dropped Program, or (B) an Out-Licensed Joint Program or Out-Licensed Converted Unilateral Program that becomes terminated, the foregoing restrictions in clauses (a)-(b) above shall apply to the Development, Manufacture or Commercialization of any Antibody-based products [*] until [*], provided that [*].

7.5.2Available Targets under an Original Unilateral Program or an Out-Licensed Declined Program.  Subject to Section 7.5.4, with respect to Available Targets that are the subject of a Party’s Original Unilateral Program (whether or not subsequently Out-Licensed) or an Out-Licensed Declined Program, during the Term, other than in the Parties’ performance pursuant to this Agreement, neither Party nor their Affiliates shall, anywhere in the world: (a) alone or with or through or for any Third Party, Develop, Manufacture or Commercialize any Antibody-based products [*]; or (b) following the Effective Date, (i) enter into any agreement with a Third Party (or amend the terms of any Excluded Third Party Agreement) to grant a license, sublicense or other rights to any Third Party to conduct any of the activities in the foregoing clause (a), or (ii) transfer, assign, convey or otherwise sell any such Antibody-based product for use in the conduct of any of the activities in the foregoing clause (a). Without limiting the foregoing, with respect to any Available Target of (A) an Original Unilateral Program that becomes a Dropped Program, or (B) an Out-Licensed Original Unilateral Program or Out-Licensed Declined Program that gets terminated, the foregoing restrictions in clauses (a) and (b) above shall apply to the Development, Manufacture or Commercialization of any Antibody-based products [*] until [*], provided that [*].

7.5.3Excluded Targets and Available Targets under a Dropped Program. Neither Party nor their Affiliates shall have any exclusivity obligations with respect to (a) Excluded Targets, and (b) subject to Section 7.5.1 and Section 7.5.2, Available Targets under a Dropped Program.

7.5.4[*]. Notwithstanding Section 7.5.1 and Section 7.5.2, if a Party or its Affiliates [*]

[*] to Develop or Commercialize any Antibody-based product [*], then: (i) [*], then [*], provided that such Party [*]; and (ii) the other Party may [*].

7.6Exceptions for Change of Control.  Notwithstanding the provisions of Sections 7.1 through 7.5 (inclusive), if either Party undergoes a Change of Control with a Third Party who owns or has rights to an Antibody-based product that is in ongoing clinical development or being commercialized by such Third Party as of the date of the Change of Control that would cause such Party to be in breach of Sections 7.1 through 7.5 (inclusive) (an “Acquired Competing Product”), then such Party shall not be in breach of the provisions of Sections 7.1 through 7.5 (inclusive) as a result of the Commercialization or Development of any such Acquired Competing Product during the Term; provided that (a) such activities are conducted independently of the activities of this Agreement (including maintaining separate lab notebooks) and without use of the other Party’s intellectual property (i.e., Atreca IP or Xencor IP, as applicable), (b) no Confidential Information of the other Party is provided to or shared with any personnel working on the Acquired Competing Product, and (c) such Party undergoing such Change of Control puts in place firewalls and other protections reasonably acceptable to the other Party that are reasonably designed to ensure that the foregoing clauses (a) and (b) are complied with.

ARTICLE 8

FINANCIAL TERMS

8.1Net Profits/Losses Under a Joint Program.  The Parties will share in Net Profits/Losses with respect to Joint Products as follows:  Atreca will bear (and be entitled to) fifty percent (50%), and Xencor will bear (and be entitled to) fifty percent (50%).  With respect to a Joint Product, Xencor and Atreca shall each receive (in the case of profits) or pay (in the case of losses), as applicable, fifty percent (50%) of Net Profit/Losses with respect to such Joint Product (the “Profit & Loss Share”), to be calculated and paid in accordance with the reconciliation and payment provisions of Exhibit A (“P&L Reconciliation Payment”).  Procedures for reporting of actual results on a [*] basis, review and discussion of potential discrepancies, reconciliation on a [*] basis, reasonable forecasting, and other finance and accounting matters, are set forth in Exhibit A, and to the extent not set forth in Exhibit A, will be established by the JCC.

8.2Payments Under a Unilateral Program.

8.2.1Milestone Payments Under a Converted Unilateral Program.

(a)Converted Milestone Payments. For each Converted Unilateral Program, the Unilateral Party will notify the other Party within [*] following the first achievement by the Unilateral Party under this Agreement after the Effective Date of each milestone event described below with respect to the first Unilateral Product to achieve such milestone event under a given Converted Unilateral Program, and the Unilateral Party shall thereafter pay the applicable amounts set forth below associated with the applicable milestone event in accordance with Section 8.2.1(b) (each, a “Converted Milestone Payment”):

No.	Milestone Event	Milestone Payment: Opt- Out Right Exercised (or deemed to be exercised under Section 5.2.9(b)) at [*]	Milestone Payment: Opt- Out Right Exercised (or deemed to be exercised under Section 5.2.9(b)) at [*]	Milestone Payment: Opt- Out Right Exercised (or deemed to be exercised under Section 5.2.9(b)) at [*]
1	[*]	[*]	[*]	[*]
2	[*]	[*]	[*]	[*]
3	[*]	[*]	[*]	[*]

For each Converted Unilateral Program, each of the foregoing milestones in this Section 8.2.1 shall be payable a maximum of one (1) time as set forth in the foregoing table regardless of the number of Unilateral Products achieving the applicable milestone event (i.e., a maximum of three (3) Converted Milestone Payments may be made pursuant to this Section 8.2.1 for a given Converted Unilateral Program), and no Converted Milestone Payment shall be due hereunder for subsequent or repeated achievement of such milestone event under a single Converted Unilateral Program (even if subsequently achieved by a different Unilateral Product within the same Converted Unilateral Program). For the avoidance of doubt, (i) the maximum amount payable by a Unilateral Party pursuant to this Section 8.2.1 for a given Converted Unilateral Program is: (A) [*] if the Opt-Out Right was exercised (or deemed to be exercised under Section 5.2.9(b)) at the [*], (B) [*] if the Opt-Out Right was exercised (or deemed to be exercised under Section 5.2.9(b)) at the [*], and (C) Ninety-Five Million Dollars ($95,000,000) if the Opt-Out Right was exercised (or deemed to be exercised under Section 5.2.9(b)) at the [*], in each case of (A)-(C), assuming that each of the milestone events in this Section 8.2.1 were achieved, and (ii) a same Converted Milestone Payment may be payable by one Party to the other Party for a maximum number of two (2) times if a milestone event was met under different Converted Unilateral Programs (i.e., a same milestone event was achieved by different Unilateral Products in different Converted Unilateral Programs).

For each Converted Unilateral Program, if milestone 2 is achieved before the Converted Milestone Payment for milestone 1 has been paid to the non-Unilateral Party, then the Unilateral Party shall pay to the non-Unilateral Party the Converted Milestone Payment for milestone 1 concurrently with the Converted Milestone Payment for milestone 2. If milestone 3 is achieved before the Converted Milestone Payment for milestone 2 has been paid to the non-Unilateral Party, then the Unilateral Party shall pay to the non-Unilateral Party the Converted Milestone Payment for milestone 2 concurrently with the Converted Milestone Payment for milestone 3, as applicable.

(b)Invoice and Payment of Converted Milestone Payments. Following receipt of notification by the Unilateral Party to the other Party that the Unilateral Party has achieved the applicable milestone event triggering a Converted Milestone Payment hereunder, the non-Unilateral Party shall invoice the Unilateral Party for the applicable Converted Milestone Payment, and the Unilateral Party shall pay such Converted Milestone Payment within [*] days after receipt of the invoice therefor.

8.2.2Royalty Payments Under a Unilateral Program.

(a) Royalty Payments under an Original Unilateral Program.  For each Original Unilateral Program, on a Unilateral Product-by-Unilateral Product and country-by-country basis during the Royalty Term applicable to such Unilateral Product and such country, the Unilateral Party shall pay to the other Party the following royalties on Net Sales of Unilateral Products in the event that the Unilateral Party or its Affiliates Commercializes the Unilateral Product in such country, subject to Section 8.2.2(d):

Aggregate Annual Net Sales	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]

For example purposes only, if aggregate annual Net Sales of a Unilateral Product in a Calendar Year during the Royalty Term equal [*], then the non-Unilateral Party would receive total royalties for such Unilateral Product in such Calendar Year equal to [*], calculated as follows:  [*].

(b)Royalty Payments Under a Converted Unilateral Program. For each Converted Unilateral Program, on a Unilateral Product-by-Unilateral Product and country-by-country basis during the Royalty Term applicable to such Unilateral Product and such country, the Unilateral Party shall pay to other Party the following royalties on Net Sales of Unilateral Products in the event that the Unilateral Party or its Affiliates Commercializes the Unilateral Product in such country, subject to Section 8.2.2(d):

Aggregate Annual Net Sales	Royalty Rate: Opt-Out Right Exercised (or deemed to be exercised under Section 5.2.9(b)) at [*]	Royalty Rate: Opt-Out Right Exercised (or deemed to be exercised under Section 5.2.9(b)) at [*]	Royalty Rate: Opt-Out Right Exercised (or deemed to be exercised under Section 5.2.9(b)) at [*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

For example purposes only, if aggregate annual Net Sales during the Royalty Term equal [*], and the Opt-Out Right has been exercised (or deemed to be exercised under Section 5.2.9(b)) by the non-Unilateral Party at the [*], then the non-Unilateral Party would receive total royalties for that year equal to [*], calculated as follows: [*].

(c)Royalty Term. The Unilateral Party’s royalty obligations to the other Party under this Section 8.2.2 shall apply on a Unilateral Product-by-Unilateral Product and country-by-country basis only during the applicable Royalty Term for such Unilateral Product in such country. Following expiration of the applicable Royalty Term for a given Unilateral Product in a given country, as applicable, no further royalties will be payable in respect of sales of such Unilateral Product in such country and thereafter the license granted to the Unilateral Party hereunder with respect to such Unilateral Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free.

(d)Reductions.

(i)Third Party Payments. Subject to Section 8.2.2(d)(iii), the Unilateral Party shall have the right (but not the obligation), at its own expense, to obtain any licenses from any Third Parties (that are not Sublicensees of the Unilateral Party) with respect to a Unilateral Product in such country under any issued Patents that [*] a Unilateral Product with respect to a given Unilateral Product in a particular country (each such Patent, a “Third Party Patent”).  If the Unilateral Party obtains such a license to a Third Party Patent, the Unilateral Party shall be entitled to credit [*] of the royalties paid to such Third Party during a Calendar Quarter against the royalty payment otherwise payable by the Unilateral Party to the other Party pursuant to this Section 8.2.2 with respect to such Unilateral Product and such country in such Calendar Quarter.  Notwithstanding the foregoing, a Party shall have no right to reduce payments due to the other Party under this Agreement by [*].

(ii)Biosimilar Competition. Subject to Section 8.2.2(d)(iii), on a Unilateral Product-by-Unilateral Product and country-by-country basis, if, at any time during the Royalty Term with respect to such Unilateral Product and such country, there is one or more Biosimilar Product(s) with respect to such Unilateral Product being sold for [*], then thereafter for the remainder of the Royalty Term for such Unilateral Product and such country, the royalty rate for such Unilateral Product shall be reduced, after giving effect to any reduction applicable to such Unilateral Product in such country pursuant to Section 8.2.2(d)(i), on a Calendar Quarter-by-Calendar Quarter basis, as follows:

(1)if the cumulative Net Sales of such Unilateral Product in such country during such Calendar Quarter are equal to or less than [*], but are greater than [*], of the Baseline Quarter Net Sales, then the royalty rate will be reduced for such Calendar Quarter by [*]; and

(2)if the cumulative Net Sales of such Unilateral Product in such country during such Calendar Quarter are less than [*] of the Baseline Quarter Net Sales of the Baseline Quarter Net Sales, then the royalty rate for such Calendar Quarter will be reduced by [*].

provided, that, for clarity, on a Unilateral Product-by-Unilateral Product and country-by-country basis, there will be no royalty rate reduction with respect to a given Unilateral Product and country pursuant to this Section 8.2.2(d) with respect to the initial [*] period during which Biosimilar Product entry with respect to such Unilateral Product and such country is being established.

(iii)Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to a Unilateral Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Sections 8.2.2(a) and 8.2.2(b) (as adjusted pursuant to Section 8.2.2(d)), then the royalty rate to be paid by the Unilateral Party on Net Sales in such country under Section 8.2.2(a) and 8.2.2(b) shall be [*].

(iv)Royalty Floor. Notwithstanding the foregoing, during any [*] in the Royalty Term for a Unilateral Product in a country, the operation of Section 8.2.2(d)(i) and Section 8.2.2(d)(ii), individually or in combination, shall not reduce by more than [*] of the royalties that would otherwise have been due to the non-Unilateral Party under Section 8.2.2(a) or Section 8.2.2(b) with respect to Net Sales of such Unilateral Product in such country during such Calendar Quarter.

(e)Payment of Royalties. The Unilateral Party shall: (i) within [*] following the end of each Calendar Quarter in which a royalty payment pursuant to Section 8.2 accrues, provide to the other Party a report specifying for such [*] (1) the number of Unilateral Products sold that are subject to such royalty, (2) the Net Sales that are subject to such royalty, (3) the applicable royalty rate under this Agreement, (4) the royalty calculation and royalties payable in U.S. Dollars, and (5) [*] pursuant to Section 8.2.2(d); and (ii) within [*] following delivery of the royalty report pursuant to Section 8.2.2(e)(i), make the royalty payments owed to the non-Unilateral Party hereunder in accordance with such royalty report in arrears.

8.3Payments Under Out-Licensed Programs.

8.3.1Out-Licensed Joint Program.  With respect to a Joint Program that has been Out-Licensed, the Lead Party shall pay to the other Party [*] of all Sublicense Income the Lead Party or its Affiliates receive from such Third Party, for so long as such Sublicense Income is received from such Third Party.  For clarity, no payments under Section 8.1 shall be due with respect to a Joint Program that has been Out-Licensed.

8.3.2Out-Licensed Original Unilateral Program.  With respect to an Original Unilateral Program that has been Out-Licensed, the Unilateral Party shall pay to the non-Unilateral Party [*], in each of (a) and (b) that the Unilateral Party or its Affiliates receive from such Third Party, for so long as such Sublicense Income is received from such Third Party.  For clarity, no payments under Section 8.2 shall be due with respect to an Original Unilateral Program that has been Out-Licensed.

8.3.3Out-Licensed Converted Unilateral Program.  With respect to a Converted Unilateral Program that has been Out-Licensed, the Unilateral Party shall pay to the non-Unilateral Party the following percentages of all Sublicense Income the Unilateral Party or its Affiliates receive from a Third Party:

Stage Of Licensed Product At Time Of Sublicense	Percentage Of Sublicense Income
[*]	[*]
[*]	[*]

Stage Of Licensed Product At Time Of Sublicense	Percentage Of Sublicense Income
[*]	[*]

Such Sublicense Income shall be payable for so long as such Sublicense Income is received from such Third Party.  For clarity, no payments under Section 8.2 shall be due with respect to a Converted Unilateral Program that has been Out-Licensed.

8.3.4Out-Licensed Declined Program.  With respect to a Declined Program that has been Out-Licensed, the Party that enters into the applicable Out-License Agreement shall pay to the other Party [*] of all Sublicense Income such Party or its Affiliates receive from such Third Party, for so long as such Sublicense Income is received from such Third Party.

8.3.5Invoice and Payment.  A Party that enters into an Out-License Agreement shall: (a) within [*] following date on which a Sublicense Income payment pursuant to this Section 8.3 accrues (or [*] following the end of the applicable Calendar Quarter in the case of royalty or other sales-related payments included in Sublicense Income), provide to the other Party a report specifying for such Calendar Quarter the source and nature of the Sublicense Income, the gross amount of Sublicense Income received, any applicable fees, credits or deductions permitted pursuant to this Agreement, and the net amount of Sublicense Income payable to the other Party; and (b) within [*] following delivery of the Sublicense Income report pursuant to Section 8.3.5(a), make the applicable Sublicense Income payments owed to such other Party hereunder in accordance with such Sublicense Income report in arrears.

8.4[*], if (a) at any time during the Term, a Party or its Affiliates is [*], and (b) at such time, [*], then [*]

[*] provided that, [*]

provided that, [*]. For clarity, [*]

ARTICLE 9

ADDITIONAL PAYMENT PROVISIONS; RECORDS; AUDITS

9.1Manner and Place of Payment.  When conversion of payments from any currency other than U.S. Dollars is required, such conversion shall be at an exchange rate equal to the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, on the [*] in which the applicable sales were made in such country.  All payments hereunder shall be payable in U.S. Dollars.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by the non-Lead Party or the non-Unilateral Party, as applicable, unless otherwise specified in writing by such non-Lead Party or non-Unilateral Party.

9.2Taxes; Withholding.

9.2.1Generally.  Except as set otherwise set forth herein, each Party will pay any and all income taxes levied on account of all payments it receives under this Agreement except as otherwise provided in this Section 9.2.

9.2.2Tax Withholding.  Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. The Party that is required to make such withholding (the “Paying Party”) will (a) deduct those taxes from such payment, (b) timely remit the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to the other Party (the “Payee Party”) on a timely basis following that tax payment. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) as of the date of this Agreement and under Applicable Laws, no withholding tax will be applicable to payments made by one Party to the other Party pursuant to this Agreement and (ii) [*]

[*], then notwithstanding anything to the contrary herein, [*].  Notwithstanding anything to the contrary in this Agreement, a Party shall timely pay and be responsible for (and shall indemnify the other Party for) any transfer, documentary, sales use, stamp, registration, value added or other similar tax that is imposed with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement. Each Party agrees to reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 9.2.2 are reduced in amount to the fullest extent permitted by Applicable Law. Any payments due to a Party pursuant to this Section 9.2.2 shall promptly be paid by the other Party upon request from such Party.

9.3Other Programs.  For the avoidance of doubt, a Program Product hereunder will only be eligible for P&L Reconciliation Payments, milestone payments, royalty payments, and Sublicense Income based payments under its respective Program, and shall not be eligible for, or counted towards P&L Reconciliation Payments, milestone or royalty payments under any other Program (i.e., a given Program Product will be eligible for, and counted towards, P&L Reconciliation Payments, milestone payments, royalty payments, and Sublicense Income based payments only under one Program).

9.4	Records and Audits for Development Costs and Other Payments.

9.4.1Records. With respect to milestone payments, royalty payments, and Sublicense Income based payments to be made under ARTICLE 8, the Paying Party agrees to keep and shall procure that its Affiliates and Sublicensees keep, for at least [*] from the end of the Calendar Year to which they pertain (or such longer period as otherwise required by Applicable Law), complete and accurate records of sales by such Paying Party or its Affiliates (including sales by Sublicensees), as the case may be, of each Program Product, in sufficient detail to allow the accuracy of such payments made hereunder to be confirmed.

9.4.2Review. During the Term, at the request of the Payee Party, which shall not be made more frequently than [*], upon at least [*] prior written notice from, and at the expense of, such Payee Party, the Paying Party shall permit an independent, nationally-recognized certified public accountant selected by the Payee Party and reasonably acceptable to the Paying Party to inspect (during regular business hours) the relevant records required to be maintained by the Paying Party under Section 9.4.1; provided that such audit right, unless otherwise required by Applicable Law, shall not apply to records beyond [*] from the end of the Calendar Year to which they pertain. In every case, any such accountant must have previously entered into a confidentiality agreement with both Parties having confidentiality obligations and non-use obligations no less restrictive than those set forth in ARTICLE 11 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 9.4.1. Results of any such review shall be binding on both Parties absent manifest error. Such accountant shall report to the Payee Party only whether the particular amount being audited was accurate, and if not, the amount of any discrepancy, and such accountant shall not report any other information to the Payee Party. The Payee Party shall treat the results of any such accountant’s review of the Paying Party’s records as Confidential Information of such Paying Party. If any review reveals a deficiency or overpayment in the calculation or payment of milestone payments, royalty payments, and/or Sublicense Income based payments by the Paying Party, then (a) the applicable Party shall promptly pay (or refund, as applicable) the other Party the amount of such deficiency or overpayment, as applicable, and (b) in the case of a deficiency, if such deficiency is by more than [*] of the aggregate amounts owed by the Paying Party, the Paying Party shall, within [*] after receipt of an invoice therefor, pay the reasonable out-of-pocket costs and expenses incurred by the Payee Party for such independent accountant in connection with the review.

9.5Late Payments.  In the event that any payment due under this Agreement is not sent to the Payee Party when due in accordance with the applicable provisions of Exhibit A, Section 8.2.1(b), Section 8.2.2(e) or Section 8.3.5, the payment shall accrue interest from the date due at [*]  provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit the Payee Party from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 10

LICENSES; INTELLECTUAL PROPERTY

10.1Licenses and Grants to Xencor and Atreca.

10.1.1Research License. Each Party hereby grants to the other Party, during the Research Term, a non-exclusive, worldwide, fully paid-up, royalty-free right and license, with the right to grant sublicenses (through multiple tiers) solely in accordance with the terms and conditions set forth in Section 10.1.5, under such Party’s Background IP and Collaboration IP for the other Party to conduct its activities under the Research Program.  Following (a) completion of all activities under the Research Program, (b) the expiration or termination of the Research Program in its entirety, or (c) expiration or termination of this Agreement in its entirety, all rights and licenses granted under this Section 10.1.1 with respect to the Research Program shall terminate.

10.1.2Joint Program License.

(a)License Grant to Lead Party.  On a Joint Program-by-Joint Program basis, the non-Lead Party hereby grants to the Lead Party a non-exclusive, worldwide, payment-bearing right and license, with the right to grant sublicenses (through multiple tiers) solely in accordance with the terms and conditions set forth in Section 10.1.5, under such non-Lead Party’s Background IP and Collaboration IP for the Lead Party to research, develop (including Develop), make (including Manufacture), have made (including have Manufactured), use, offer for sale, sell, import, Commercialize and otherwise exploit the applicable Joint Bispecific Antibody and Joint Product within such Joint Program in the Field in the Territory.

(b)License Grant to non-Lead Party.  On a Joint Program-by-Joint Program basis, the Lead Party hereby grants to the non-Lead Party a non-exclusive, worldwide, payment-bearing right and license, with the right to grant sublicenses (through multiple tiers) solely in accordance with the terms and conditions set forth in Section 10.1.5, under such Lead Party’s Background IP and Collaboration IP for the non-Lead Party to research, develop (including Develop), make (including Manufacture), have made (including have Manufactured), use, offer for sale, sell, import, Commercialize or otherwise exploit the applicable Joint Bispecific Antibody and Joint Product within such Joint Program in the Field in the Territory solely to the extent necessary to perform its obligations under this Agreement, including pursuant to Section 5.2.1(d).

(c)Termination of License.  Following (i) termination of the Joint Program, including by a Party exercising its Opt-Out Right, or (ii) expiration or termination of this Agreement in its entirety, all rights and licenses granted under this Section 10.1.2 with respect to such Joint Program shall terminate; provided that, any such rights and licenses granted under this Section 10.1.2 shall survive to the extent necessary for a Party to exercise its rights or perform its obligations under this Agreement.

10.1.3Unilateral Program License.

(a)License Grant to the Unilateral Party.  On a Unilateral Program-by-Unilateral Program basis, the non-Unilateral Party hereby grants to the Unilateral Party an exclusive worldwide, payment bearing right and license, with the right to grant sublicenses (through multiple tiers) solely in accordance with the terms and conditions set forth in Section 10.1.5, under such non-Unilateral Party’s Background IP and Collaboration IP for the Unilateral Party to research, develop (including Develop), make (including Manufacture), have made (including have Manufactured), use, offer for sale, sell, import, Commercialize and otherwise exploit the applicable Unilateral Bispecific Antibody and Unilateral Product within such Unilateral Program in the Field in the Territory; provided that, such non-Unilateral Party shall retain the right under and with respect to its Background IP and Collaboration IP to the extent necessary to perform its obligations under this Agreement.

(b)Termination of License.  Following (i) termination of the Unilateral Program, or (ii) expiration or termination of this Agreement in its entirety, all rights and licenses granted under this Section 10.1.3 with respect to such Unilateral Program shall terminate; provided that, any such rights and licenses granted under this Section 10.1.3 shall survive to the extent necessary for a Party to exercise its rights or perform its obligations under this Agreement.

10.1.4Out-Licensed Programs. Where a Joint Program, Unilateral Program or Declined Program is Out-Licensed to a Third Party, then in connection with mutually agreeing on the general terms on which such Joint Program, Unilateral Program or Declined Program is able to be Out-Licensed, the Parties will agree on the scope of the licenses that will be granted in connection therewith, including any limitations with respect to Target exclusivity that are necessary in connection with such Out-License.

10.1.5Sublicense Rights. Each Party shall have the right to grant sublicense(s) under the license rights granted to it pursuant to Section 10.1.1, Section 10.1.2 or Section 10.1.3 to its Affiliates or any Third Party; provided that (a) any such sublicenses shall be in writing and shall be subject to and consistent with the terms and conditions of this Agreement applicable to sublicensees, and (b) Xencor’s rights to grant any sublicenses under any Atreca Background IP that is Controlled by Atreca pursuant to the [*] shall be solely limited to using such Atreca Background IP to research, develop (including Develop), make (including Manufacture), have made (including have Manufactured), use, offer for sale, sell, import, Commercialize and otherwise exploit any Atreca Antibody produced or created through the use of such Atreca Background IP. The Party granting the sublicense shall be responsible for ensuring the compliance of its sublicensees with all obligations owed to the other Party under this Agreement.

10.2Retained Rights; No Implied Licenses.  For clarity, each Party retains all rights under Know-How and Patents Controlled by such Party not expressly granted to the other Party pursuant to this Agreement.  Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted to the other Party any license or other right to any intellectual property of such Party.

10.3Insolvency.  All licenses and rights to licenses granted under or pursuant to this Agreement by Xencor or Atreca are and shall otherwise be deemed to be licenses of rights to “intellectual property” (including for purposes of Section 365(n) of Title 11 of the United States Bankruptcy Code and other similar laws in any other jurisdiction). The Parties agree that each Party, as a licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under any applicable insolvency statute, and that upon commencement of an Insolvency Event by or against a Party (the “Bankrupt Party”), the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate), any such intellectual property and all embodiments of such intellectual property licensed to such other Party. Such intellectual property and all embodiments thereof shall be promptly delivered to such other Party (a) upon any such commencement of a bankruptcy proceeding (or other Insolvency Event) upon written request therefor by such other Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under the foregoing clause (a), upon the rejection of this Agreement by or on behalf of the Bankrupt Party, then upon written request therefor by such other Party. The provisions of this Section 10.3 shall be (i) without prejudice to any rights a Party may have arising under any applicable insolvency statute or other Applicable Law and (ii) effective only to the extent permitted by Applicable Law.

10.4Ownership.

10.4.1Ownership of Background IP.  Other than as expressly provided herein, Xencor will retain all right, title and interest in and to all Xencor Background Know-How and Xencor Background Patents, and Atreca will retain all right, title and interest in and to Atreca Background Know-How and Atreca Background Patents.

10.4.2Inventorship. Notwithstanding the provisions of Section 15.9, inventorship of Know-How and Patents shall be determined by application of U.S. patent law pertaining to inventorship, and, except as provided for in Section 10.4.3, ownership of Know-How and Patents shall be determined by inventorship.

10.4.3Ownership of Collaboration IP.

(a)Xencor Collaboration IP. As between the Parties, Xencor will solely own all right, title and interest in and to all (i) Collaboration Know-How solely related to the Xencor Platform Technology (“Xencor Collaboration Know-How”) and (ii) Collaboration Patents Covering such Xencor Collaboration Know-How (“Xencor Collaboration Patents”, and together with the Xencor Collaboration Know-How, the “Xencor Collaboration IP”), and Atreca shall, and hereby unconditionally and irrevocably does, assign to Xencor, all interest to any such Xencor Collaboration IP. Xencor shall ensure that the Xencor Collaboration IP is and remains during the Term Controlled by Xencor such that Xencor has the full rights to grant the rights and licenses to the Xencor Collaboration IP to Atreca hereunder.

(b)Atreca Collaboration IP. As between the Parties, Atreca will solely own all right, title and interest in and to all (i) Collaboration Know-How solely related to the Atreca Platform Technology (“Atreca Collaboration Know-How”) and (ii) Collaboration Patents Covering such Atreca Collaboration Know-How (“Atreca Collaboration Patents”, and together with the Atreca Collaboration Know-How, the “Atreca Collaboration IP”), and Xencor shall, and hereby unconditionally and irrevocably does, assign to Atreca, all interest to any such Atreca Collaboration IP.  Atreca shall ensure that the Atreca Collaboration IP is and remains during the Term Controlled by Atreca such that Atreca has the full rights to grant the rights and licenses to the Atreca Collaboration IP to Atreca hereunder.

(c)Joint Collaboration IP.  Subject to the foregoing Sections 10.4.3(a) and 10.4.3(b), Atreca and Xencor shall jointly own all right, title, and interest in and to all Collaboration IP that is not either Atreca Collaboration IP or Xencor Collaboration IP (“Joint Collaboration IP”, and Collaboration Patents that are neither Atreca Collaboration Patent nor Xencor Collaboration Patent, the “Joint Collaboration Patents”, and Collaboration Know-How that are neither Atreca Collaboration Know-How nor Xencor Collaboration Know-How, the  “Joint Collaboration Know-How”).  Each Party shall assign, and hereby unconditionally and irrevocably does assign, to the other Party, a joint, equal and undivided one-half interest in and to any such Joint Collaboration IP.  For clarity, Collaboration IP directed to both the Atreca Antibody and CD3 Target shall be deemed to be a Joint Collaboration IP.

10.4.4Further Actions. Each Party shall cause its and its Affiliates’ employees, consultants, sublicensees, agents and contractors to assign to such Party such Person’s right, title and interest in and to any and all Collaboration IP, and intellectual property rights therein, as is necessary to effect the intent of this Section 10.4.

10.5Prosecution and Maintenance of Xencor Patents and Atreca Patents.  Xencor shall have the sole right, at its expense, to control the Prosecution and Maintenance of Xencor Patents, and Atreca shall have the sole right, at its expense, to control the Prosecution and Maintenance of Atreca Patents; provided, in each case, that the Parties shall give due consideration to input given by the IP Committee solely with respect to Xencor Collaboration Patents and Atreca Collaboration Patents.

10.6Prosecution and Maintenance of Joint Collaboration Patents.

10.6.1Coordination.  Each Party shall undertake Prosecution and Maintenance of Joint Collaboration Patents in accordance with this Section 10.6, subject to discussion by the Parties and giving due consideration to input given by the IP Committee.  Furthermore, with respect to the Prosecution and Maintenance of each such Patent, each Party agrees to: (a) keep the other Party reasonably informed with respect to such activities; (b) consult with the other Party regarding such matters, including the final abandonment of any such Patent claims; (c) provide relevant information to the other Party as such other Party reasonably requests; and (d) reasonably consider the other Party’s comments.  For clarity, the Parties understand that some Collaboration Patents may require coordination of Patent filings, including timing and coordination of genus and species filings as appropriate, to preserve and maximize intellectual property rights, prolong exclusivities and minimize the creation of prior art against such Patent filings of either Party.  If a Party controls Prosecution and Maintenance of a Patent pursuant to this Section 10.6, and the other Party in good faith reasonably believes that Xencor Platform Technology (in the case of Xencor) or Atreca Platform Technology (in the case of Atreca), would be adversely affected by such controlling Party’s Prosecution and Maintenance activities, the Parties shall use reasonable best efforts to work together to develop a mutually agreeable solution.  If the Parties are unable to agree on such solution within a reasonable period of time, the issue will be escalated to the chief patent counsels of each of Xencor and Atreca, as applicable, for resolution.  If the chief patent counsels cannot reach a mutually agreeable solution, then [*].  Except as otherwise set forth in this Section 10.6, each Party shall have the sole right, at its expense, to control the Prosecution and Maintenance of any Patents that such Party Controls.

10.6.2Joint Collaboration Patents.  With respect to any Joint Collaboration Patent that (a) the IP Committee provides input that such Joint Collaboration Patent relates solely to a given Program and (b) the JSC in good faith agrees unanimously with such input, the Responsible Party for such Program shall thereafter have the right to undertake the Prosecution and Maintenance of such Joint Collaboration Patent.  With respect to any Joint Collaboration Patent that (i) covers any Joint Collaboration Know-How that is created, conceived, discovered, generated, invented, made or reduced to practice as a result of the performance of a Research Program (prior to either Party exercising or declining its Opt-In Rights for an Evaluated Bispecific Antibody thereunder pursuant to Section 5.1.1), or (ii) the JSC does not in good faith unanimously agree that such Joint Collaboration Patent relates solely to a given Program, the IP Committee shall determine in good faith which Party shall control the Prosecution and Maintenance of such Joint Collaboration Patent; provided that, in the event of a disagreement between the Parties’ representatives on the IP Committee, such dispute shall be [*]. Any expenses incurred in connection with the Prosecution and Maintenance of a Joint Collaboration Patent shall be (A) [*] if incurred by a Party under the Research Program in connection with such Prosecution and Maintenance in the [*], (B) [*] if incurred by such Party under the Research Program in connection with such Prosecution and Maintenance [*], (C) [*] if incurred by a Lead Party under a Joint Program in connection with such Prosecution and Maintenance [*], (D) [*] if incurred by such Lead Party under a Joint Program in connection with such Prosecution and Maintenance [*], and (E) [*] if incurred by such Unilateral Party under a Unilateral Program. Notwithstanding the foregoing, (A) Xencor will not (1) file a terminal disclaimer with the United States Patent and Trademark Office (“USPTO”) that includes an Atreca Patent or (2) make any statements to the USPTO to disqualify an Atreca Patent as prior art under U.S.C. § 102(c) without first obtaining the written consent of Atreca; and (B) Atreca will not (1) file a terminal disclaimer with the USPTO that includes a Xencor Patent or (2) make any statements to the USPTO to disqualify a Xencor Patent as prior art under U.S.C. § 102(c) without first obtaining the written consent of Xencor. The Party having the right to Prosecute and Maintain a Joint Collaboration Patent shall (x) diligently Prosecute and Maintain such Joint Collaboration Patent [*], and (y) if the other Party is sharing in the costs of Prosecution and Maintenance of such Joint Collaboration Patent, on a country-by-country basis, consult with the other Party as to the Prosecution and Maintenance of the Joint Collaboration Patents reasonably prior to any deadline or action with the applicable patent office and shall furnish to such other Party copies of all relevant documents reasonably in advance of such consultation; provided, that if such Party having such right determines not to continue the Prosecution and Maintenance of any Joint Collaboration Patents, then the such Party shall provide reasonable prior written notice to the other Party of such determination (which notice shall, in any event, be given no later than [*] prior to the next deadline for any action that may be taken with respect to such Joint Collaboration Patent with the applicable patent office), and such other Party shall thereafter have the right to undertake the Prosecution and Maintenance of any such Joint Collaboration Patents at its own expense.

10.6.3Cooperation of the Parties.  Each Party shall cooperate with the other Party in connection with all activities relating to the Prosecution and Maintenance of the Joint Collaboration Patents undertaken by such other Party pursuant to this Section 10.6, including: (a) making available in a timely manner any documents or information such other Party reasonably requests to facilitate such other Party’s Prosecution and Maintenance of the Joint Collaboration Patents pursuant to this Section 10.6; and (b) if and as appropriate, signing (or causing to have signed) all documents relating to the Prosecution and Maintenance of any Joint Collaboration Patents by such other Party.

10.7	Infringement or Misappropriation by Third Parties.

10.7.1Notice.  In the event that Xencor or Atreca becomes aware of actual or threatened infringement or misappropriation of any (a) Xencor Background IP or Atreca Background IP by a Third Party conducting the manufacture, sale, use, offer for sale or import of any product [*] hereunder, or (b) Xencor Collaboration IP, Atreca Collaboration IP, or Joint Collaboration IP by a Third Party, including by the filing of any certification pursuant to the Biologics Price Competition and Innovation Act of 2009 (or any amendment or successor statute thereto) or any equivalent thereof (any of the foregoing, an “Infringement”), that Party shall promptly notify the other Party in writing.

10.7.2 Joint Collaboration Patent.  The Party having the right to Prosecute and Maintain a Joint Collaboration Patent shall have the first right, but not the obligation, to initiate and control any Infringement Action with respect to such Joint Collaboration Patent at its own expense and by counsel of its own choice, and the other Party shall have the right, at its own expense, to be represented in any such Infringement Action by counsel of its own choice. If such Party fails to prepare or bring any such Infringement Action by [*] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, then the other Party shall have the right to bring and control any such Infringement Action at its own expense and by counsel of its own choice, and the first Party shall have the right, at its own expense, to be represented in any such Infringement Action by counsel of its own choice.

10.7.3Xencor Patents.  Xencor shall have the sole right to initiate any infringement proceedings or take other appropriate actions against an infringement of any Xencor Patent, or to defend against any challenge of a Xencor Patent.

10.7.4Atreca Patents.  Atreca shall have the sole right to initiate any infringement proceedings or take other appropriate actions against an infringement of any Atreca Patent, or to defend against any challenge of any Atreca Patent.

10.7.5Allocation of Recoveries.  Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of any proceeding or other action related to any Infringement pursuant to this Section 10.7, after reimbursement of any litigation expenses of Xencor and Atreca, shall be retained by the Party that brought and controlled such litigation for purposes of this Agreement; provided that (a) any recovery realized by the Parties as a result of such litigation that is awarded [*], shall be [*], and (b) any recovery [*], shall be [*].

10.7.6Cooperation.  In the event a Party brings an infringement proceeding or other action in accordance with this Section 10.7, the other Party shall reasonably cooperate with the Party bringing the proceeding, including, if legally required to bring such action, being named as a Party. The Parties shall keep one another informed of the status of their respective activities regarding any Infringement Action undertaken with respect to a Xencor Patent, Atreca Patent, or Joint Collaboration Patent, pursuant to this Section 10.7 or settlement thereof, and the Parties shall assist one another and cooperate in any such action at the other’s reasonable request.  The Party enforcing and/or defending a Xencor Patent, Atreca Patent, or Joint Collaboration Patent may enter into any settlement, consent judgment, or other voluntary final disposition of any action contemplated by this Section 10.7 without the other Party’s prior consent; provided, that (a) the other Party receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition and (b) such settlement does not (i) have an adverse impact on (A) the rights granted by a Party to the other Party hereunder or (B) if Atreca is the settling Party, any Xencor Patents, or if Xencor is the settling Party, any Atreca Patents, or (ii) result in a payment or other liability by the other Party to a Third Party.  Any other settlement, consent judgment or voluntary final disposition of any proceeding under this Section 10.7 by the Party enforcing a Xencor Patent, Atreca Patent, or Joint Collaboration Patent shall require the prior written consent of the other Party, which consent such other Party shall not unreasonably withhold.

10.8Defense and Settlement of Third Party Claims.  Each Party shall promptly notify the other Party in writing of (a) any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party or (b) any declaratory judgment action that is brought naming either Party as a defendant and alleging invalidity of any of the Atreca Patents, Xencor Patents or Joint Collaboration Patents.  Xencor shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Xencor’s activities at its own expense and by counsel of its own choice, and Atreca shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Atreca shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Atreca’s activities at its own expense and by counsel of its own choice, and Xencor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Neither Party shall have the right to settle any patent infringement litigation under this Section 10.8 in a manner that admits the invalidity or unenforceability of the other Party’s Patents or a Joint Collaboration Patent or imposes on the other Party restrictions or obligations or other liabilities, without the written consent of such other Party, which consent shall not be unreasonably withheld.

10.9Patent Extension.  The IP Committee shall determine which Patent claiming, covering, or that is directed to a given Unilateral Product and/or Joint Product should be extended, and thereafter the Parties shall cooperate in obtaining patent term restorations, supplemental protection certificates and/or their equivalents, and other forms of patent term extensions for such given Unilateral Product and/or Joint Product with respect to any applicable Xencor Patent, Atreca Patent, or Joint Collaboration Patent in any country or region where applicable. In the event of a disagreement between the Parties’ representatives on the IP Committee, (a) Atreca will have the final decision making authority as to Atreca Patents, (b) Xencor will have the final decision making authority as to Xencor Patents, and (c) if a Joint Collaboration Patent solely relates to a Program Product, the Responsible Party of the applicable Program shall have final decision making authority with respect thereto.

10.10Trademarks.  With respect to a Unilateral Program, the Unilateral Party shall own all right, title and interest in and to any trademarks adopted by the Unilateral Party for use with a Unilateral Product, and shall be responsible for the registration, filing, maintenance and enforcement thereof.  With respect to a Joint Program, the Lead Party shall own all right, title and interest in and to any trademarks adopted by the Parties for use with a Joint Product, and shall be responsible for the registration, filing, maintenance and enforcement thereof.

10.11Upstream Licenses.

10.11.1[*]. The Parties hereby acknowledge and agree that, to the extent that any rights granted to Xencor under this Agreement are Controlled by Atreca pursuant to the [*], (a) such rights are subject to the terms and conditions of the [*], and (b) Xencor agrees to comply with such terms and conditions.

10.11.2[*].  The Parties hereby acknowledge and agree that, to the extent that any rights granted to Atreca under this Agreement are Controlled by Xencor pursuant to [*], (a) such rights are subject to the terms and conditions of the [*], and (b) Atreca agrees to comply with such terms and conditions.

10.11.3Covenants.  Each Party that is a party to the Upstream License shall (a) remain in compliance in all material respects with such Upstream License, (b) not terminate, amend, waive or otherwise modify (or consent to any of the foregoing) its rights under any Upstream License in any manner that would materially adversely affect the rights or licenses granted to the other Party hereunder or increases or generates any new payment obligation under such Upstream License that would apply to such other Party, without such other Party’s express written consent, and (c) provide the other Party with any notice of breach, default or termination from any licensor under the applicable Upstream License immediately after such Party receives such notification.  Notwithstanding anything to the contrary herein, each Party that is a party to the Upstream License shall [*] under this Agreement.

ARTICLE 11

CONFIDENTIALITY

11.1Nondisclosure.  Each Party agrees that a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) pursuant to this Agreement shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this ARTICLE 11, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. The obligations of confidentiality, non-disclosure and non-use under this Section 11.1 shall be in full force and effect during the Term and for a period of [*] thereafter. The Receiving Party will return all copies of or destroy (and certify such destruction in writing) the Confidential Information of the Disclosing Party disclosed or transferred to it by the other Party pursuant to this Agreement, within [*] after the termination or expiration of this Agreement or upon the other Party’s reasonable request; provided, however, that a Party may retain (i) Confidential Information of the other Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement, and (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof.

11.2Exceptions.

11.2.1General. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can show by competent written proof:

(a)was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(b)is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(c)is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder;

(d)is published by a Party in accordance with Section 11.6 without any breach by such Party of its obligations hereunder; or

(e)is independently developed by or for the Receiving Party or its Affiliates without reference to or reliance upon the Disclosing Party’s Confidential Information.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

11.3Authorized Disclosure.

11.3.1Disclosure. Notwithstanding Section 11.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

(a)subject to Section 11.5, to comply with Applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any national securities exchange) or with judicial process (including prosecution or defense of litigation), if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation), provided that, where reasonably possible and subject to Section 11.5, the Receiving Party shall (i) notify the Disclosing Party of the Receiving Party’s intent to make any such disclosure sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, (ii) provide reasonable assistance to the Disclosing Party with respect thereto, (iii) use reasonable measures to ensure confidential treatment of such information (iv) shall only disclose such Confidential Information of the Disclosing Party as is necessary for the purposes of this Section 11.3.1(a);

(b)to governmental or other regulatory agencies in order to obtain Patents in accordance with this Agreement, but such disclosure shall only be to the extent reasonably necessary to obtain such Patents, and provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information (if available);

(c)to any of its officers, employees, consultants, agents or Affiliates including, (i) in the case of either Party, to any actual or potential collaborators, licensees or sublicensees with respect to its activities or as otherwise permitted under this Agreement, (ii) in the case of either Party, to such Party’s subcontractors (for purpose of such subcontractor performing obligations of such Party under this Agreement) as it deems necessary or advisable in the course of conducting activities in accordance with this Agreement in order to carry out its responsibilities or exercise its rights under this Agreement, and (iii) in the case of either Party, to such Party’s actual or potential bona fide acquirers or institutional, non-strategic investors; provided that each such disclosee is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in this ARTICLE 11 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 11.3.1(c), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 11.3.1(c) to treat such Confidential Information as required under this ARTICLE 11; and

(d)disclosure, solely on a “need to know basis”, to its advisors (including attorneys and accountants) in connection with activities hereunder; provided that, prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this ARTICLE 11 (provided, however, that in the case of legal advisors, no written agreement shall be required), which for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 11.3.1(d), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 11.3.1(d) to treat such Confidential Information as required under this ARTICLE 11.

11.3.2Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 11.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).

11.4Terms of this Agreement. The Parties agree that this Agreement and the terms hereof shall be deemed to be Confidential Information of both Xencor and Atreca, and each Party agrees not to disclose any of them without the prior written consent of the other Party, except that each Party may disclose any of them in accordance with the provisions of Section 11.3 or Section 11.5, as applicable.

11.5Securities Filings; Disclosure under Applicable Law. Each Party acknowledges and agrees that the other Party may submit this Agreement to (or file this Agreement with) the SEC or any national securities exchange in any jurisdiction (collectively, the “Securities Regulators”) or to other Persons as may be required by Applicable Law. If a Party does submit this Agreement to (or file this Agreement with) any Securities Regulators or other Persons as may be required by Applicable Law, such Party shall consult with the other Party (a) to the preparation and submission of a confidential treatment request for this Agreement and (b) to mutually agree on the redactions to this Agreement to be submitted for confidential treatment request, such agreement not to be unreasonably withheld. If a Party is required by Applicable Law or any Securities Regulator to make a disclosure of the terms of this Agreement in a filing or other submission as required by Applicable Law or Securities Regulator, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Law or Securities Regulator if (i) such Party has provided copies of the disclosure to the other Party reasonably in advance of such filing or other disclosure under the circumstances, (ii) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, (iii) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon and request confidential treatment for such disclosure, and (iv) (A) the other Party has not responded within such reasonable time period, or (B) if the other Party provides comments within the respective time periods (but in any case no less than [*] prior to the applicable deadline for submitting such disclosure), such Party in good faith considers incorporating such comments and any redactions to this Agreement proposed by the other Party to be submitted for confidential treatment request. For clarity, following a request from any Securities Regulator to change the redactions requested by a Party, such Party will not be required pursuant to the provisions of this Section 11.5 to again request the redactions rejected by the applicable Securities Regulator, provided that such Party shall provide the other Party with a notice of the required change and a copy of the revised redactions.

11.6Publicity; Public Disclosures.  A joint press release substantially in the form attached hereto as Schedule 11.6 shall be issued by the Parties on or following the Effective Date.  It is understood that each Party may desire or be required to issue subsequent press releases or other public statements relating to this Agreement or activities hereunder, and each Party agrees not to issue any press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of such Party, not to be unreasonably withheld; provided, that, no such consent shall be required with respect to the publication of materials or information that have been previously disclosed, so long as the content of such publication remains accurate at the time of disclosure.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press release or public statement; provided, however, that the issuing Party will provide the reviewing Party with a copy of the proposed press release or public statement within a reasonable time prior to issuance thereof and the Parties will consult and work in good faith to prepare a mutually acceptable press release.  In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

11.7Publications.

11.7.1Publication.  Either Party shall have the right to make a Publication in accordance with the procedure set forth in Section 11.7.2; provided that, subject to such procedure, (a) each Party shall have the right to publish research results under the Research Program, and (b) the Responsible Party shall have the first right to publish results arising under its respective Joint Program or Unilateral Program.

11.7.2Procedure.  The publishing Party shall provide the non-publishing Party with an advance copy of the proposed Publication at least [*] ([*]) prior to the date of the submission for such Publication or the date of presentation of such Publication, whichever is earlier, of any such submitted materials.  The non-publishing Party shall review such submitted materials and respond to the submitting Party within [*] for any Publication in which to recommend any changes it reasonably believes are necessary to preserve any patentable invention or protect any Confidential Information belonging in whole or in part to the non-publishing Party.  If the non-publishing Party informs the publishing Party that such Publication, in the non-publishing Party’s reasonable judgment, could be expected to (a) have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to the non-publishing Party, or (b) include any Confidential Information of the non-publishing Party, the publishing Party shall delay or prevent such Publication as follows: (i) with respect to a patentable invention, such Publication shall be delayed sufficiently long (not to exceed [*]) to permit the timely preparation and filing of a patent application; and (ii) with respect to Know-How which is Confidential Information of such non-publishing Party, such Know-How shall be deleted from the Publication upon the reasonable request of the non-publishing Party.  In the event, the non-publishing Party does not respond within the period specified above, the publishing Party will be free to make such proposed Publication or presentation.  Notwithstanding the foregoing, in the event the Parties are unable to agree on whether to release a Publication or the content contained in a Publication, then (A) Xencor shall have final decision-making authority for all Publications regarding Xencor Platform Technology, and (B) Atreca shall have final decision-making authority for all Publications regarding Atreca Platform Technology.

11.7.3Subsequent Disclosure.  Once a Publication has been approved by the non-publishing Party pursuant to Section 11.7.2 and published, then either Party may make subsequent public disclosure of the contents of such Publication without the further approval of the other Party; provided that, (a) such content is not presented (i) with any new data or information or conclusions or (ii) in a form or manner that materially alters the subject matter therein, and (b) the Party making such post-publication disclosure shall provide to the other Party a copy of such subsequent post-publication disclosure.

11.8Use of Names.  Except as otherwise expressly set forth herein, no Party (or its respective Affiliates) shall use the name, trademark, trade name or logo of the other Party or its Affiliates, or its or their respective employee(s), in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without the prior written permission of the other Party; provided that such permission shall not be required for any use thereof that is required by Applicable Law or Securities Regulators, including the rules of any securities exchange or market on which a Party’s (or its Affiliate’s) securities are listed or traded.

11.9Relationship to Existing Agreements. This Agreement supersedes that certain Mutual Confidentiality Agreement entered into between Xencor and Atreca, effective as of January 4, 2019 (the “Prior CDA”); provided that all “Confidential Information” disclosed by the “Disclosing Party” under the Prior CDA or the Interim MTA shall be deemed Confidential Information of the Disclosing Party hereunder and shall be subject to the terms and conditions of this Agreement, and the “Recipient” thereunder shall be bound by and obligated to comply with such terms and conditions as if they were the Receiving Party hereunder. The foregoing shall not be interpreted as a waiver of any remedies available to the “Disclosing Party” under the Prior CDA or the Interim MTA as a result of any breach, prior to the Effective Date, by the “Recipient”, of its obligations pursuant to the Prior CDA or the Interim MTA.  In the event of any inconsistency or conflict between this Agreement and the Prior CDA or the Interim MTA, the terms of this Agreement shall govern.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES; COVENANTS

12.1Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)such Party is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof;

(b)such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (ii) laws governing specific performance, injunctive relief and other equitable remedies;

(d)the execution, delivery and performance of this Agreement by such Party does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, or violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates);

(e)no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement; and

(f)it has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it as of the Effective Date (i) for or in connection with the transaction contemplated by this Agreement, or (ii) for the performance by it of its obligations under this Agreement.

12.2Representations, Warranties, and Covenants of Atreca.  Atreca represents and warrants to Xencor that, as of the Effective Date, and as applicable, covenants, to its knowledge, that:

(a)Atreca is the sole and exclusive owner of, or Controls, the Atreca IP licensed by Atreca to Xencor under this Agreement.

(b)[*], there is no agreement between Atreca or its Affiliates with any Third Party pursuant to which Atreca or its Affiliates (i) has in-licensed any Atreca Background IP or (ii) owes or would owe any material obligation due to activities undertaken under this Agreement;

(c)No written notice of default or termination has been received or given under the [*], and there is no act or omission by Atreca that would provide a right to terminate the [*];

(d)To Atreca’s knowledge, Atreca has the rights necessary to (i) conduct its portion of the Research Program and the Programs, (ii) grant the licenses to Xencor under Atreca IP that Atreca purports to grant, and (iii) assign the rights according to ARTICLE 10 above, and has taken, or will take prior to commencement of the relevant activity, all appropriate measures under all Applicable Laws to assign such rights, in each case ((i), (ii) and (iii)), pursuant to this Agreement.

(e)[*].

(f)[*].  Solely for the purposes for this Agreement, any agreement between Atreca and any Third Party granting rights to any Target shall be deemed to have an effective date as of the date that the corresponding agreement is actually signed by Atreca and such Third Party and not any earlier effective date of such agreement agreed to by Atreca and such Third Party.

(g)To Atreca’s knowledge, Atreca has not granted, and will not during the Term grant, any right to any Third Party under or with respect to the Atreca IP that would conflict with the rights granted to Xencor hereunder.

(h)Each person who has or has had any rights in or to any Atreca IP existing as of the Effective Date has executed an agreement assigning its entire right, title and interest in and to such Atreca IP to Atreca.

(i)To Atreca’s knowledge, neither Atreca, nor any of its Affiliates, have previously assigned, transferred, conveyed or otherwise encumbered, and shall not assign, transfer, convey or otherwise encumber during the Term, its right, title or interest in or to any of the Atreca IP in a manner that would prevent (i) Xencor from performing its obligations in accordance with this Agreement, or assigning and granting the rights to Xencor as set forth in ARTICLE 10; or (ii) Xencor or its Affiliates, subcontractors and Sublicensees from researching, Developing, Manufacturing or Commercializing Program Products or from otherwise exploiting the rights and licenses granted or assigned by Atreca hereunder, in each of (i) and (ii), under the applicable Atreca IP and pursuant to the rights granted under this Agreement.

(j)To Atreca’s knowledge, there are no claims, judgments or settlements against or pending, or amounts with respect thereto, owed by Atreca or any of its Affiliates, with respect to the Atreca IP licensed by Atreca to Xencor under this Agreement and, to Atreca’s knowledge, Atreca has not received written notice threatening any such claims, judgments or settlements.

(k)During the Term, Atreca shall ensure that all laboratories, rooms and equipment and the conduct of all activities to be carried out by or on behalf of Atreca in connection with its obligations under this Agreement comply with Applicable Laws.

(l)The Atreca Patents (i) are, to Atreca’s knowledge, in the case of issued Patents, valid and enforceable, (ii) are being diligently prosecuted in the applicable patent offices in the Territory in accordance with Atreca’s reasonable Prosecution and Maintenance strategy for such Atreca Patents, and in accordance with Applicable Law, and (iii) have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date (including all applicable extensions) for such payments.

(m)No Third Party has initiated any court proceedings or, to Atreca’s knowledge, threatened to initiate any court proceedings, against Atreca or its Affiliates asserting the invalidity or unenforceability of any Atreca Patents (including, by way of example, through the institution of interference, nullity, opposition, inter partes or post-grant review or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Regulatory Authority).

(n)All employees, officers, and consultants of Atreca and its Affiliates have executed agreements or have existing obligations under Applicable Law obligating the individual to maintain as confidential Atreca’s Confidential Information as well as confidential information of other parties (including of Xencor and its Affiliates) that such individual may receive in the conduct of activities under this Agreement, to the extent required to support Atreca’s obligations under this Agreement, and Atreca and its Affiliates have taken all reasonable precautions to preserve the confidentiality of Atreca Background Know-How that is not claimed in a published Atreca Patent or that was not publicly disclosed prior to the Effective Date.

(o)[*], neither Atreca nor its Affiliates have entered into a funding relationship with a Governmental Authority that would result in rights to any Collaboration Bispecific Antibody, Program Bispecific Antibody, or Program Product residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 U.S.C. §§ 200-204), as amended, or any similar obligations under the laws of any other country.

12.3Representations, Warranties, and Covenants of Xencor.  Xencor represents and warrants to Atreca that, as of the Effective Date, and as applicable, covenants, to its knowledge, that:

(a)Xencor is the sole and exclusive owner of, or Controls, the Xencor IP licensed by Xencor to Atreca under this Agreement.

(b)[*], there is no agreement between Xencor or its Affiliates with any Third Party pursuant to which Xencor or its Affiliates (i) has in-

licensed any Xencor Background IP or (ii) owes or would owe any material obligation due to activities undertaken under this Agreement;

(c)No written notice of default or termination has been received or given under the [*], and there is no act or omission by Xencor that would provide a right to terminate the [*];

(d)To Xencor’s knowledge, Xencor has the rights necessary to (i) conduct its portion of the Research Program and the Programs, (ii) grant the licenses to Atreca under Xencor IP that Xencor purports to grant, and (iii) assign the rights according to ARTICLE 10, and has taken, or will take prior to commencement of the relevant activity, all appropriate measures under all Applicable Laws to assign such rights, in each case ((i), (ii) and (iii)), pursuant to this Agreement.

(e)To Xencor’s knowledge, Xencor has not granted, and will not during the Term grant, any right to any Third Party under or with respect to the Xencor IP that would conflict with the rights granted to Atreca hereunder.

(f)Each person who has or has had any rights in or to any Xencor IP existing as of the Effective Date has executed an agreement assigning its entire right, title and interest in and to such Xencor IP to Xencor.

(g)To Xencor’s knowledge, neither Xencor, nor any of its Affiliates, have previously assigned, transferred, conveyed or otherwise encumbered, and shall not assign, transfer, convey or otherwise encumber during the Term, its right, title or interest in or to any of the Xencor IP in a manner that would prevent (i) Atreca from performing its obligations in accordance with this Agreement, or assigning and granting the rights to Atreca as set forth in ARTICLE 10; or (ii) Atreca or its Affiliates, subcontractors and Sublicensees from researching, Developing, Manufacturing or Commercializing Program Products or from otherwise exploiting the rights and licenses granted or assigned by Xencor hereunder, in each of (i) and (ii), under the applicable Xencor IP and pursuant to the rights granted under this Agreement.

(h)To Xencor’s knowledge, there are no claims, judgments or settlements against or pending, or amounts with respect thereto, owed by Xencor or any of its Affiliates, with respect to the Xencor IP licensed by Xencor to Atreca under this Agreement and, to Xencor’s knowledge, Xencor has not received written notice threatening any such claims, judgments or settlements.

(i)During the Term, Xencor shall ensure that all laboratories, rooms and equipment and the conduct of all activities to be carried out by or on behalf of Xencor in connection with its obligations under this Agreement comply with Applicable Laws.

(j)The Xencor Patents (i) are, to Xencor’s knowledge, in the case of issued Patents, valid and enforceable, (ii) are being diligently prosecuted in the applicable patent offices in the Territory in accordance with Xencor’s reasonable Prosecution and Maintenance strategy for such Xencor Patents, and in accordance with Applicable Law, and (iii) have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date (including all applicable extensions) for such payments.

(k)No Third Party has initiated any court proceedings or, to Xencor’s knowledge, threatened to initiate any court proceedings, against Xencor or its Affiliates asserting the invalidity or unenforceability of any Xencor Patents (including, by way of example, through the institution of interference, nullity, opposition, inter partes or post-grant review or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Regulatory Authority).

(l)All employees, officers, and consultants of Xencor and its Affiliates have executed agreements or have existing obligations under Applicable Law obligating the individual to maintain as confidential Xencor’s Confidential Information as well as confidential information of other parties (including of Atreca and its Affiliates) that such individual may receive in the conduct of activities under this Agreement, to the extent required to support Xencor’s obligations under this Agreement, and Xencor and its Affiliates have taken all reasonable precautions to preserve the confidentiality of Xencor Background Know-How that is not claimed in a published Xencor Patent or that was not publicly disclosed prior to the Effective Date.

(m)Neither Xencor nor its Affiliates have entered into a funding relationship with a Governmental Authority that would result in rights to any Collaboration Bispecific Antibody, Program Bispecific Antibody, or Program Product residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 U.S.C. §§ 200-204), as amended, or any similar obligations under the laws of any other country.

12.4Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, OR MATERIALS, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

12.5Covenants of both Parties.

12.5.1Compliance with Applicable Laws. Each Party shall ensure that activities conducted by or on behalf of itself or its Affiliates pursuant to this Agreement are conducted in compliance with all Applicable Laws (including, to the extent applicable, GCP, GLP and GMP), and good business ethics.

12.5.2Governments and International Public Organizations. Each Party will not make any payment (and such Party shall ensure that its Affiliates and subcontractors do not make any payment), either directly or indirectly, of money or other assets, including any compensation such Party derives from this Agreement (hereinafter collectively referred to as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred to as “Officials”) where such Payment would constitute a violation of any Applicable Law. In addition, regardless of legality, each Party will not make any Payment (and will ensure that its Affiliates and subcontractors make no payment), either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of such Party’s business.

12.5.3 Exclusions Lists. Each Party will not use (and will cause its Affiliates and subcontractors not to use) in the performance of the Collaboration any Person (including any employee, officer, director or Third Party contractor) who is (or has been) on the Exclusions List, or who is (or has been) in Violation, in the performance of any activities hereunder. Each Party certifies to the other Party that, as of the Effective Date, such Party has screened itself, and its officers and directors (and its Affiliates or subcontractors, and their respective officers and directors) against the Exclusions Lists and that it has informed the other Party in writing whether such Party, or any of its officers or directors (or any of its Affiliates or subcontractors or any of their respective officers and directors) has been in Violation. After the execution of this Agreement, each Party will notify the other Party in writing immediately if any such Violation occurs or comes to its attention.

12.5.4Personal Data. Each Party shall ensure that all Personal Data, if any, is processed in accordance with Applicable Laws, including the fair and lawful collection and processing of such Personal Data, the disclosure of such Personal Data to the other Party in accordance with this Agreement and the transfer of such Personal Data (including any transfer from inside the EEA and/or UK or Switzerland to outside the EEA), including any applicable European law or regulation (such as the EU General Data Protection Regulation (2016/679) (“GDPR”)) relating to the protection of Personal Data and all laws implementing and/or supplementing the GDPR (collectively, “EU Data Protection Laws”) and HIPAA. Each Party shall promptly notify the other Party if it becomes aware that any data, including Personal Data, provided to such other Party is inaccurate or has been unlawfully obtained or processed or, where consent to process Personal Data has been provided, consent is withdrawn or the providing Party becomes aware that consent may not be reliable or any other processing ground is no longer applicable. Each Party further covenants that any data or information that it provides to the other Party will be anonymized, or if anonymization is not reasonably possible, then de-identified, with respect to any identified or identifiable natural person, as those terms are defined or interpreted pursuant to EU Data Protection Laws and/or HIPAA (as applicable). Each Party further represents and warrants that it has the full right to provide any such Personal Data or Protected Health Information (as such term is defined under the EU Data Protection Laws or HIPAA, as applicable), to the other Party to use as is permitted in accordance with this Agreement.

ARTICLE 13

INDEMNIFICATION; INSURANCE

13.1Indemnification by Xencor.  Xencor shall indemnify, defend and hold harmless Atreca and its Affiliates, and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Atreca Indemnitees”), from and against any and all Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim to the extent based upon:

(a)the gross negligence or willful misconduct of Xencor or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Xencor’s performance of its obligations under this Agreement; or

(b)any breach by Xencor of any of its representations, warranties, covenants, agreements or obligations under this Agreement;

in each case (a) and (b), provided, however, that such indemnity shall not apply to the extent Atreca has an indemnification obligation pursuant to Section 13.2 or Section 13.3 for such Third Party Damages.

13.2Indemnification by Atreca.  Atreca shall indemnify, defend and hold harmless Xencor, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Xencor Indemnitees”), from and against any and all Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim to the extent based upon:

(a)the gross negligence or willful misconduct of Atreca or its Affiliates or its or their respective directors, officers, employees or agents, in connection with Atreca’s performance of its obligations under this Agreement; or

(b)any breach by Atreca of any of its representations, warranties, covenants, agreements or obligations under this Agreement;

in each case (a) and (b), provided, however, that such indemnity shall not apply to the extent Xencor has an indemnification obligation pursuant to Section 13.1 or Section 13.3 for such Third Party Damages.

13.3Indemnification by the Responsible Party. On a Program-by-Program basis, the Unilateral Party and Lead Party with respect to such Program, as applicable (each, the “Responsible Party”), shall indemnify, defend and hold harmless the other Party and its Affiliates, and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Other Party Indemnitees”), from and against any and all Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim to the extent based upon the research, development (including Development), make (including Manufacture), use, offer for sale, sale, importation, Commercialization and other exploitation of the applicable Program Bispecific Antibodies and Program Products in the Field in the Territory by or on behalf of the Responsible Party or its Affiliates or Sublicensees (other than the other Party or its Affiliates or Sublicensees) during the Term, provided, however, that such indemnity shall not apply to the extent that the other Party has an indemnification obligation pursuant to Section 13.1 or Section 13.2 for such Third Party Damages.

13.4Procedure.  If a Party is seeking indemnification under Section 13.1, Section 13.2, or Section 13.3, as applicable (the “Indemnitee”), it shall inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 13.1, Section 13.2, or Section 13.3, as applicable, as soon as reasonably practicable after receiving notice of the claim; provided, however, that any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section

13.1, Section 13.2, or Section 13.3, as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims. The Indemnitor shall have the right to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 13.1, Section 13.2, or Section 13.3, as applicable. The Indemnitee shall cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor. The Indemnitor shall not settle any claim without the prior written consent of the Indemnitee, not to be unreasonably withheld; provided, however, that the Indemnitor shall not be required to obtain such consent if the settlement (a) involves only the payment of money and will not result in the Indemnitee becoming subject to injunctive or other similar type of relief, (b) does not require an admission by the Indemnitee and (c) does not adversely affect the rights or licenses granted to the Indemnitee under this Agreement. The Indemnitee shall not settle or compromise any such claim without the prior written consent of the Indemnitor, which it may provide in its sole discretion. If the Parties cannot agree as to the application of Section 13.1, Section 13.2, or Section 13.3, as applicable, to any claim, pending resolution of the Dispute Claim pursuant to Section 15.10, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1, Section 13.2, or Section 13.3, as applicable, upon resolution of the underlying claim. In each case, the Indemnitee shall reasonably cooperate with the Indemnitor, and shall make available to the Indemnitor all pertinent information under the Control of the Indemnitee, which information shall be subject to ARTICLE 11.

13.5Insurance.  During the Term and for a period of [*] thereafter, each Party shall maintain, at its cost, a program of insurance or self-insurance against liability and other risks associated with its activities and obligations under this Agreement, and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement. It is understood that such insurance shall not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under this ARTICLE 13, or otherwise.

13.6LIMITATION OF LIABILITY. NEITHER XENCOR NOR ATRECA, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.6 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR SECTION 13.2 FOR ANY THIRD PARTY DAMAGES OR THE LIABILITY OF ANY PARTY FOR BREACH OF ANY OF ITS OBLIGATIONS UNDER [*] ARTICLE 11, OR FOR ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE 14

TERM AND TERMINATION

14.1Term; Expiration.  This Agreement shall become effective on the Effective Date and, unless earlier terminated in accordance with this ARTICLE 14, shall remain in effect until the later of (a) the first anniversary of the end of the Research Term and (b) the date on which all Joint Programs and all Unilateral Programs (including Out-Licensed Programs) are either terminated or the payment obligations with respect to which have expired (the “Term”).

14.2Termination for Breach.  This Agreement may be terminated by a Party (a) in its entirety for the material breach by the other Party of this Agreement with respect to the Research Program, or (b) on a Program-by-Program basis for the material breach by the other Party of this Agreement with respect to such Program; provided that, in each case, (i) the breaching Party has not cured such breach within [*] after the date of written notice to the breaching Party of such breach, which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate this Agreement in its entirety, or with respect to a given Program, pursuant to this Section 14.2, and (ii) if the breaching Party disputes in good faith that it has materially breached this Agreement or that it has failed to timely cure such material breach, the dispute shall be resolved [*]. For the avoidance of doubt, termination of any particular Program(s) pursuant to this Section 14.2 shall not terminate (A) this Agreement with respect to any other Program(s), or (B) the Research Program.

14.3Termination for Bankruptcy.  If either Party makes a general assignment for the benefit of its creditors, appoints or suffers appointment of an examiner or of a receiver or trustee over all or substantially all of its property, passes a resolution for its winding up or files a petition under any bankruptcy or insolvency act or law or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within [*] after the filing thereof (each, an “Insolvency Event”), the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party, provided that, in connection therewith, the provisions of Section 10.3 shall apply.

14.4Effects of Termination.  In the event of termination of this Agreement in its entirety or in part with respect to any one or more Programs for any reason:

14.4.1except as expressly set forth in this Agreement, all rights and licenses granted herein with respect to all terminated Programs shall terminate; and

14.4.2each Party shall return or destroy all Confidential Information of the other Party with respect to the terminated Programs to the extent required by ARTICLE 11;

14.4.3notwithstanding the foregoing provisions of this Section 14.4, the licenses granted to the Lead Party or Unilateral Party hereunder shall survive at such Lead Party’s or Unilateral Party’s option in order for such Lead Party or Unilateral Party (and its Affiliates, Sublicensees and distributors) to (a) finish or otherwise wind-down any ongoing Clinical Trials with respect to any applicable Program Product in accordance with accepted pharmaceutical industry norms and ethical practices, and/or (b) sell any Program Product thereof remaining in the

Lead Party’s or Unilateral Party’s inventory as of the effective date of termination; provided that the Lead Party or Unilateral Party shall pay applicable payments on Net Sales of such Program Product(s) (in the form of royalties or share of Net Profits/Losses) as and to the extent the Lead Party or Unilateral Party would otherwise be required to pay such payments as set forth in this Agreement.

14.5[*].

14.6Surviving Provisions.

14.6.1Accrued Rights; Remedies.  Termination or expiration of this Agreement (in its entirety or with respect to a given Program, as applicable) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration, and any and all damages or remedies (whether in law or in equity) arising from any breach hereunder, each of which shall survive termination or expiration of this Agreement (in its entirety or with respect to a given Program, as applicable). Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of this Agreement (in its entirety or with respect to a given Program, as applicable). Except as otherwise expressly set forth in this Agreement, the termination provisions of this ARTICLE 14 are in addition to any other relief and remedies available to either Party under this Agreement and at Applicable Law.

14.6.2Survival.  Without limiting the provisions of Section 14.6.1, the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement (in its entirety or with respect to a given Program, as applicable), in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Sections 4.5.4 (with respect to any amounts owed as of the effective date of termination), 4.6, 4.8.2, 4.8.3, 4.9, 5.2.8 (with respect to any amounts owed as of the effective date of termination), 5.7, 7.2 (solely in the circumstances set forth therein), 7.4 (solely in the circumstances set forth therein), 7.5 (solely in the circumstances set forth therein), 7.6 (solely in the circumstances set forth therein), 10.2, 10.3, 10.4.1, 10.4.4, 12.4, 14.4, 14.6, and Articles 1 (to the extent applicable to any other surviving provisions), 8 (solely with respect to any amounts paid or accrued prior to the effective date of termination), 9 (with respect to any amounts paid or payable prior to the effective date of termination), 11, 13 and 15 (excluding Section 15.3).

ARTICLE 15

MISCELLANEOUS

15.1Severability.  If any one (1) or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any such severed provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.2Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) email, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other Party in accordance with this Section 15.2.  Notice shall be deemed sufficiently given for all purposes upon the earliest of:  (i) the date of actual receipt; (ii) if air mailed, [*] after the date of postmark; (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries; or (iv) if emailed, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise, the next day.

If to Atreca, notices must be addressed to: Atreca, Inc. 450 E. Jamie Ct. South San Francisco, CA 94080 Attention: [*] Email: [*]	with a copy (which shall not constitute notice) to: Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attention: Kate Hillier Email: khillier@cooley.com
If to Xencor, notices must be addressed to: Xencor, Inc. 111 West Lemon Avenue Monrovia, CA 91016 Attention: [*] Email: [*]	with a copy (which shall not constitute notice) to: Xencor, Inc. 111 West Lemon Avenue Monrovia, CA 91016 Attention: [*] Email: [*]

15.3Force Majeure.  A Party shall not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party, and further provided that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

15.4Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)in connection with the Change of Control of such Party relating to the subject matter of this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise, provided that [*], including to ensure that: [*]; or

(b)to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.4.  Any assignment not in accordance with this Agreement shall be void

15.5Acquisition by a Party.  In the event of the acquisition by a Party of all or substantially all of the business of a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise, and as of the date of such acquisition, such Third Party has, or the acquired assets contain a program or product that existed prior to such acquisition that would otherwise violate ARTICLE 7 (an “Acquired Program”), then such Party shall not be deemed to be in violation of ARTICLE 7 if, within [*] following the closing of such acquisition, such Party [*]; provided further, that for so long as the acquiring Party or its Affiliates retain such Acquired Program, the Acquired Program is [*].

15.6Subcontracting.  Each Party may engage the services of any Third Party subcontractor to perform its activities under this Agreement without the other Party’s prior written consent.  Without limiting the foregoing, a subcontracting Party shall remain at all times responsible for the performance of its activities under this Agreement, and each Third Party subcontractor proposed to be engaged by a Party must meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity.  The subcontracting Party will (a) be responsible for ensuring compliance by any such subcontractor with the terms of this Agreement applicable to the subcontracted activities, as if such subcontractor were a party to this Agreement bound by the covenants made by such subcontracting Party hereunder; and (b) contractually require each such subcontractor to (i) be bound by confidentiality obligations that are substantially consistent with the obligations of confidentiality and non-use contained in this Agreement, (ii) prior to the time such subcontractor(s) initiates work, assign ownership of inventions made in the course activities under this Agreement to such Party in accordance with Section 10.4.4, and (iii) conduct the relevant activities under this Agreement in accordance with such Party’s commitments hereunder.  The activities of any such subcontractor will be deemed to be the activities of such subcontracting Party under this Agreement.

15.7Change of Control.  Each Party shall give the other Party written notice within [*] after the first public announcement or disclosure of any Change of Control of such Party; provided that any such Change of Control shall not affect any rights or obligations of such Party under this Agreement, other than as expressly provided herein.

15.8Waivers and Modifications.  The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.

15.9Choice of Law.  This Agreement shall be governed by, enforced and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws or renvoi and excluding the United Nations Convention on Contracts for the International Sales of Goods; provided, however, that with respect to matters involving the validity or infringement of intellectual property rights in a given country, such matter may be brought in the applicable country and the Applicable Laws of the applicable country shall apply (subject to Section 10.4.2).

15.10Dispute Resolution.

15.10.1Disputes.  Upon the written request of either Party to the other Party, any claim, dispute, or controversy arising out of, relating to, or in connection with this Agreement, including the formation, applicability, breach, termination, enforceability, interpretation or validity thereof (other than any dispute the resolution of which is within the express authority of the JSC), (each, a “Dispute Claim”), shall be referred to the Executive Officer of Xencor and the Executive Officer of Atreca, for resolution. In the event the two individuals referred to in the preceding sentence are unable to resolve such dispute within [*] after the initial written request, then, upon the written demand of either Party, the Dispute Claim shall be finally resolved through arbitration, as provided in Section 15.10.2.

15.10.2Arbitration.

(a)If the Parties are unable to resolve such Dispute Claim through the negotiations within [*] as described in Section 15.10.1, then, except in the case of a dispute, controversy or claim that concerns [*], the Dispute Claim shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules as then in effect, except as modified herein.  Any disputes concerning the propriety of the commencement of arbitration or the scope or applicability of this agreement to arbitrate shall be finally settled by the arbitral tribunal. The arbitral tribunal shall be comprised of three (3) independent and neutral experienced arbitrators, one (1) chosen by Xencor, one (1) chosen by Atreca and the third chosen by the foregoing two (2) arbitrators.  Each Party shall select its arbitrator within [*] of one Party notifying the other Party that it is exercising its rights under this Section 15.10.2, and the two (2) arbitrators shall select the third arbitrator within [*] of their selection.  The seat, or legal place of arbitration shall be San Francisco, California.

(b)The language of the arbitration shall be English. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding the provision in Section 15.9 with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).

(c)Based on the materials submitted, the arbitrators shall determine whether any discovery process is necessary, and, if it is, the parameters of such process with the intent of resolving the arbitration as expeditiously as possible (e.g., limiting the number of depositions and the time discovery is permitted to take).  The Parties and arbitrators shall employ procedures designed to resolve the conflict by arbitration within [*] of the dispute being referred for arbitration.

(d)The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages and the arbitrators shall have no authority to grant any award or remedy other than such awards or remedies that are available under the Applicable Law.  Except to the extent necessary to prepare for or conduct the arbitration, to challenge, confirm or enforce an arbitral award, as may be required in connection with a court application for interim relief in aid of arbitration, or as may be required by law, neither a Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Xencor and Atreca.  In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would have been barred by the applicable New York statute of limitations.

(e)Each Party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and the fees and costs of the arbitrators.  Each Party agrees to fully perform and satisfy any arbitration award made against it within [*] after confirmation of the award by a court of competent jurisdiction.  Judgment on the award may be entered in any court of competent jurisdiction.

15.11Relationship of the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.  For clarity, the Parties acknowledge and agree that their activities hereunder will not create a partnership for tax purposes. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by a final “determination” as defined in Section 1313 of the United States Internal Revenue Code of 1986, as amended.

15.12No Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

15.13Entire Agreement. This Agreement, together with the attached Schedules, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including the Prior CDA and the Interim MTA, and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.

15.14Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

15.15Equitable Relief; Cumulative Remedies. The Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

15.16Interpretation.

15.16.1Generally. This Agreement has been diligently reviewed by and negotiated by and among the Parties, and in such negotiations each of the Parties has been represented by competent (in house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.16.2Definitions; Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. The words “including”, “includes”, “include”, “for example” and “e.g.” and words of similar import will be deemed to be followed by the words “without limitation.” The word “or” is disjunctive but not necessarily exclusive. The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires otherwise or otherwise specifically provided, (a) all references herein to Articles, Sections, or Schedules shall be construed to refer to Articles, Sections, and Schedules of this Agreement and (b) reference in any Section to any subclauses are references to such subclauses of such Section.

15.16.3Subsequent Events. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein), (b) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed, or amended, and (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns (subject to Section 15.4).

15.16.4Headings. Headings, captions and the table of contents are for convenience only and are not to be used in the interpretation of this Agreement.

15.16.5Prior Drafts. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

15.16.6Independent Significance. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

15.17Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this COLLABORATION AND LICENSE AGREEMENT to be executed by their respective duly authorized officers as of the Effective Date.

XENCOR, INC.		ATRECA, INC.

By:	/s/ Bassil Dahiyat	By:	/s/ John A. Orwin

Name:	Bassil Dahiyat	Name:	John A. Orwin

Title:	President and CEO	Title:	President and CEO

EXHIBIT A

Profit & Loss Share

[*]

Schedule 1.68

[*]

[*]

Schedule 1.94

Research Plan

[*]

Schedule 11.6

Joint Press Release

Atreca and Xencor Enter Strategic Collaboration to Discover, Develop and Commercialize Novel T Cell Engaging Bispecific Antibodies

SOUTH SAN FRANCISCO, Calif. and MONROVIA, Calif. – July 8, 2020 -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, and Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases, today announced that the companies have entered into a collaboration and license agreement to research, develop and commercialize T cell-engaging bispecific antibodies as potential therapeutics in oncology.

Bispecific antibodies that direct T cells to tumor cells, by simultaneously binding CD3 on T cells and a target on tumor cells, have the potential to drive tumor cell killing. This collaboration will leverage Xencor’s XmAb® engineering platform to design and manufacture CD3 bispecific antibodies and Atreca's ability to generate novel antibody-target pairs through its discovery platform, including its Immune Repertoire Capture® (IRC™) technology.

Under the terms of the agreement, the companies will engage in a three-year discovery program. Atreca will provide antibodies against novel tumor targets from which Xencor will engineer XmAb bispecific antibodies that also bind to the CD3 receptor on T cells. Up to two joint programs will be mutually selected for further development and commercialization, with each partner sharing 50 percent of costs and profits. Each company will lead development, regulatory and commercialization activities for one of the joint programs. In addition, the agreement allows for each partner to pursue up to two programs independently, with a mid-to high-single digit percent royalty payable on net sales. Atreca and Xencor began working together in 2019 under a material transfer agreement to accelerate this new collaboration agreement.

“We are proud to be partnering with Xencor, a leader in the engineering and development of antibody therapeutics,” said John A. Orwin, Chief Executive Officer of Atreca. “We believe this collaboration leverages two approaches with the potential to be highly complementary and underscores the value of novel antibody-target pairs in the development of cancer therapeutics. We are encouraged by the work already completed under our initial agreement and look forward to a productive partnership, as well as the prospect of adding T cell-engaging bispecific product candidates to our clinical pipeline.”

“Xencor is building a broad portfolio of drug candidates based on our XmAb technologies, which enable us to create therapeutic antibodies and other proteins with enhanced properties and new mechanisms of action,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Atreca’s unique discovery platform complements our protein engineering capabilities and bispecific platform by providing novel, tumor-selective antibodies and targets to engage with cytotoxic T cell killing. This collaboration offers both Xencor and Atreca with several opportunities to advance novel first-in-class CD3 bispecific antibodies for the potential treatment of patients with cancer.”

About XmAb® Bispecific Fc Technology and CD3 Bispecific Antibodies

XmAb® bispecific Fc domains enable the rapid design and simplified development of bispecific antibodies, and other protein structures, that can bind two or more different targets simultaneously using an engineered heterodimer Fc domain. CD3 bispecific antibodies contain an anti-tumor associated antigen binding domain and a second binding domain targeted to CD3, an activating receptor on T cells, with the goal to recruit or activate T cells against the antigen target. Xencor has developed a mixed valency format, the XmAb 2+1 bispecific antibody, with two domains that bind a tumor target, which preferentially may bind and kill tumor cells with high target expression while potentially sparing low-expression normal tissues.

About Atreca, Inc.

Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca’s platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases. Currently, 17 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Atreca Forward-Looking Statements
This release contains forward-looking statements regarding our strategy and future plans, including statements regarding the potential to add T-cell engaging bispecific product candidates to our clinical pipeline, the development of ATRC-101 and our clinical and regulatory plans, and the timing thereof. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “will”, “believe,” “potential,” “prospect,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, any clinical trials and Investigational New Drug application and other regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Xencor Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor's president and chief executive officer and any expectations relating to future product candidates and Xencor's research and development programs. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2019 as well as Xencor's subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor's current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Immune Repertoire Capture® is a registered trademark of Atreca, Inc.

XmAb® is a registered trademark of Xencor, Inc.

Atreca Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:

Sheryl Seapy, 213-262-9390

sseapy@w2ogroup.com

Xencor Contacts

Xencor, Inc.

Charles Liles
626-737-8118
cliles@xencor.com

Media Contact:
Jason I. Spark
Canale Communications
619-849-6005
jason@canalecomm.com

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